UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CEPHEID

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

(408) 541-4191

March 25, 2013

To Our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of Cepheid to be held at our offices located at 1327 Chesapeake Terrace, Sunnyvale, California 94089, on Tuesday, April 30, 2013, at 1:00 p.m. Pacific time.

The agenda for this year’s meeting is described in detail in the following notice of annual meeting of shareholders and proxy statement.

The Board of Directors appreciates and encourages shareholder participation in Cepheid’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event and, for that reason, we ask that you vote as soon as possible. Whether or not you plan to attend the meeting, you may vote via the Internet, by telephone or you may complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/s/ JOHN L. BISHOP
John L. Bishop
Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2013:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://www.edocumentview.com/CPHD

CEPHEID

904 Caribbean Drive

Sunnyvale, California 94089

Notice of Annual Meeting of Shareholders

To Be Held On April 30, 2013

To Our Shareholders:

Notice is hereby given that the annual meeting of the shareholders of Cepheid, a California corporation, will be held at Cepheid’s offices located at 1327 Chesapeake Terrace, Sunnyvale, California 94089, on Tuesday, April 30, 2013, at 1:00 p.m. Pacific time for the following purposes:

1. To elect three (3) Class II directors of Cepheid to serve on the Board of Directors for a three-year term. Cepheid’s Board of Directors intends to present the following nominees for election as Class II directors:

Thomas L. Gutshall

Cristina H. Kepner

David H. Persing

2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2013.

3. To vote on a non-binding advisory resolution whether to approve Cepheid’s executive compensation.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 4, 2013, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment.

By Order of the Board of Directors

/s/ JOSEPH H. SMITH
Joseph H. Smith
Secretary

Sunnyvale, California

March 25, 2013

YOUR VOTE IS IMPORTANT

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the meeting. You may do so automatically by voting in person at the meeting, or by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

Proxy Statement for Annual Meeting of Shareholders

To Be Held On April 30, 2013

Information Concerning Solicitation and Voting

General

The enclosed proxy is solicited on behalf of the Board of Directors of Cepheid for use at the annual meeting of shareholders to be held on April 30, 2013 at 1:00 p.m. Pacific time, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at Cepheid’s offices located at 1327 Chesapeake Terrace, Sunnyvale, California 94089. Cepheid’s telephone number is (408) 541-4191.

These proxy solicitation materials, together with Cepheid’s 2012 Annual Report, are being mailed on or about March 25, 2013.

Record Date

Shareholders of record at the close of business on March 4, 2013, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. At the record date, approximately 66,927,062 shares of common stock were issued and outstanding.

Revocability of Proxies

You may revoke your proxy at any time before its use by delivering to Cepheid, with attention to our Secretary, Joseph H. Smith, a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. You may also revoke your proxy by attending the annual meeting and voting in person. Attending the annual meeting will not, by itself, revoke the proxy.

Voting and Solicitation

Shareholders are entitled to one vote for each share held as of the record date. As an alternative to voting in person at the annual meeting, shareholders whose shares are registered in their own names may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials mailed to you with this proxy statement provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct.

Solicitation of proxies may be made by our directors, officers and other employees by personal interview, telephone, facsimile or other method. No additional compensation will be paid for these services, but we may reimburse directors, officers and employees for reasonable out-of-pocket expenses in connection with any solicitation. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by Cepheid. We may reimburse the reasonable charges and expenses of brokerage houses, custodians, nominees, fiduciaries or others for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more security holders sharing the same address by delivering a single annual report and proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the documents was delivered. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and either mail your request to Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089 or call (408) 400-8329.

Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker and mail your request to Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089 or call (408) 400-8329.

Quorum, Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock issued and outstanding on the record date, present in person or by proxy at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a bank, broker or other shareholder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Under our Bylaws and our Corporate Governance Guidelines, in uncontested elections, directors must be elected by a majority of the votes cast. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors.

The approval of Proposals No. 2 and No. 3 require the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because abstentions and broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of Proposals No. 2 and No. 3. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Cepheid’s Board of Directors is divided into three classes — Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of shareholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The size of the Board is presently set at nine members. At the annual meeting, shareholders will elect the nominees for Class II directors.

Current Class II directors Thomas L. Gutshall, Cristina H. Kepner and David H. Persing have each been nominated for election by the Board of Directors upon recommendation by the Nominating and Governance Committee to stand for election as Class II directors and have each decided to stand for re-election.

Directors/Nominees

The information below sets forth the current members of the Board that will continue after the annual meeting and the nominees for Class II directors. Proxies may not be voted for more than three directors. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. There are no family relationships between any of the nominees, directors or any of our executive officers.

NAME OF DIRECTOR	AGE	CLASS	POSITION WITH CEPHEID	DIRECTOR SINCE
John L. Bishop	68	I	Chairman and Chief Executive Officer	2002
Thomas D. Brown (1) (3)	64	I	Director	2006
Robert J. Easton (1)	68	III	Director	2002
Thomas L. Gutshall	75	II	Director	1996
Cristina H. Kepner (1) (3)	67	II	Lead Independent Director	1998
Dean O. Morton (2) (3)	80	I	Director	1997
David H. Persing, M.D., Ph.D.	57	II	Executive Vice President and Director	2004
Hollings C. Renton (2)	66	III	Director	2000
Glenn D. Steele, Jr., M.D., Ph.D. (2)	68	III	Director	2011

(1)	Current member of the Nominating and Governance Committee.
(2)	Current member of the Compensation Committee.
(3)	Current member of the Audit Committee.

John L. Bishop. Mr. Bishop joined us as Chief Executive Officer and as a director in April 2002 and became our Chairman of the Board in February 2013. Mr. Bishop served as President and a director of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories, from 1993 to 2002 and as Chief Executive Officer from 1996 to 2002. From 1991 until 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, of Source Scientific Systems, a biomedical instrument manufacturing company. From 1984 to 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc. From 1968 to 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three-year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital

Supply Company and Green Cross Corporation. Mr. Bishop currently serves as a director of Conceptus, Inc. In addition, he is a member of the AdvaMed Dx Board. As our Chief Executive Officer, Mr. Bishop is the general manager of our entire business, directing our management team to achieve our strategic, financial and operating goals. His presence as the Chairman of our Board brings his thorough knowledge of Cepheid into our Board’s strategic and policy-making discussions. He also brings his extensive experience as a senior executive in the clinical diagnostic, life science and biotechnology industries into Board deliberations regarding our strategy and operations.

Thomas D. Brown. Mr. Brown joined us as a director in February 2006. Mr. Brown joined Abbott Laboratories in 1974 as a sales representative in the company’s Diagnostics Division (ADD). From 1977 until his retirement in 2002, he held numerous sales, marketing and general management positions within ADD. From February 1998 until his retirement at Abbott Laboratories in July 2002, he held the position of Senior Vice President, President Diagnostic Division. In 1993, he was elected Corporate Vice President, Worldwide Diagnostic Commercial Operations. In 1992, he was named Divisional Vice President, Commercial Operations. In 1987, he was named Divisional Vice President and General Manager, Western Hemisphere Commercial Operations. Mr. Brown serves on the Board of Directors for Quidel Corporation and Stericycle. Mr. Brown brings to our Board his nearly 30 years of experience as a senior sales executive and general manager of a large-scale clinical diagnostics business.

Robert J. Easton. Mr. Easton joined us as a director in 2002. Mr. Easton is co-founder and co-chairman of Bionest, a strategic consulting firm specializing in evaluation and planning for pharmaceutical and medical device and diagnostic companies. Mr. Easton was director and Vice President of Apex Bioventures, which he co-founded, from 2007 to 2009. He was a director of CollaGenex Pharmaceuticals, Inc. from 1994 until its sale in 2008. From 2000 to 2006, he was co-founder and Chairman of Easton Associates, LLC, and before that, from 1996 to 2000, he was a Managing Director of IBM Healthcare Consulting. Mr. Easton spent 12 years with Union Carbide and Union Carbide Europe in multiple functional roles, including marketing and engineering management roles in the Clinical Diagnostics business unit. Mr. Easton’s analytical skills and broad experience as a strategic consultant to life sciences companies assist our Board in evaluating and refining our business strategies and commercial objectives.

Thomas L. Gutshall. Mr. Gutshall is a co-founder of Cepheid. He served as Chairman of the Board from August 1996 until February 2013. From August 1996 until April 2002, he also served as our Chief Executive Officer. From January 1995 to August 1996, he was President and Chief Operating Officer of CV Therapeutics, and served on its board of directors for fourteen years. From 1989 to 1994, he was Executive Vice President at Syntex Corporation and a member of the Pharmaceutical Executive Committee. His responsibilities while at Syntex included managing Syva Company, Syntex Agribusiness, Pharmaceutical and Chemical Operations and Services, Syntex Pharmaceutical Intl. Ltd. and Environmental Health and Safety. As a founder and former chief executive officer of Cepheid, as well as an executive and director of other life sciences businesses and organizations, Mr. Gutshall contributes his deep experience with our proprietary technologies and broader industry trends and best practices.

Cristina H. Kepner. Ms. Kepner joined us as a director in May 1998. Since February 2013, she has served as our Lead Independent Director. She was with Invemed from 1978 to 2000, where she served in a variety of capacities. Prior to retiring from Invemed in December 2000, Ms. Kepner served as Executive Vice President and Corporate Finance Director. Ms. Kepner served as a director of Monogram Biosciences, Inc. from May 1996 until August 2009, when it was acquired by Laboratory Corporation of America Holdings, and as a director of Quipp, Inc. from January 1995, including Chairman of the board of directors from April 2004, until June 2008, when it was acquired by Illinois Tool Works Inc. Ms. Kepner brings to our Board the perspective of an experienced long-term investor in numerous biotechnology companies as well as a strong financial management background.

Dean O. Morton. Mr. Morton joined us as a director in July 1997. Mr. Morton retired in 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company, where he started in 1960. In addition, he served as a director of BEA Systems from March 1996 to April 2008, when it was acquired by Oracle Corporation, Pharsight Corporation from April 2000 to November 2008, when it was acquired by Tripos International, and Alza Corporation from 1987 to June 2001, when it was acquired by Johnson & Johnson. From 1993 to 2002, Mr. Morton served on the board of Kaiser Foundation Health Plan and Hospitals and was a member of the Executive Committee. Prior to that, he was a member of the board of the Stanford University Hospital for ten years. Mr. Morton was a member of the board of the David and Lucile Packard Foundation from 1989 to 2002 and served as the Chair of the Finance Committee, and was a public member of the board of commissioners of the Joint Commission on Accreditation of Healthcare Organizations from 1993 to 1997. Mr. Morton was on the board of the

American Electronics Association for several years and served as Chairman in 1984. Mr. Morton currently serves on the Board of Monterey Bay Aquarium Research Institute and Center for Excellence in Non-Profits. Mr. Morton’s extensive experience as the senior operations officer of a very large enterprise brings particularly useful insight into Board deliberations as we continue to increase the scale of our operations and business.

David H. Persing. Dr. Persing first joined us as a director in May 2004, and became our Executive Vice President and Chief Medical and Technology Officer in August 2005. From 1999 to 2005, Dr. Persing was Senior Vice President and Chief Scientific Officer at Corixa Corporation, a Seattle-based biotechnology company, until its acquisition by GlaxoSmithKline. From 1990 to 1999, he was a member of the Clinical and Research Faculty of the Mayo Clinic in Rochester, Minnesota where he conducted research on hepatitis viruses, tick-borne infections and molecular diagnostics. In 1992, he founded and directed the Molecular Microbiology Laboratory at Mayo Clinic. Dr. Persing is a member of the advisory board of Catalysis, a non-profit foundation based in Emeryville, CA. Dr. Persing served as a director of Monogram Biosciences, Inc. from December 2000 until August 2009, when it was acquired by Laboratory Corporation of America Holdings. He has authored over 240 peer-reviewed articles and served as Editor in Chief for four textbooks on Molecular Diagnostics, the most recent of which was published by ASM press in October 2010. Dr. Persing brings his deep knowledge of molecular diagnostics and the perspective of the clinician to Board deliberations on our strategic planning and the shaping of our research and development programs.

Hollings C. Renton. Mr. Renton joined us as a director in March 2000. Mr. Renton retired from Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, in March 2008, where he had served as a director beginning in April 1992, President and Chief Executive Officer beginning in March 1993 and Chairman of the Board beginning in June 2003. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991 and as Chief Operating Officer from 1987 to 1990. Mr. Renton also serves as a member of the Boards of Directors of Affymax, Inc., Rigel Pharmaceuticals and Portola Pharmaceuticals. Mr. Renton’s extensive experience as the chief executive officer of life sciences companies provides useful management perspective and strategic analysis to our Board deliberations.

Glenn D. Steele, Jr. Dr. Steele joined us as a director in April 2011. Dr. Steele has served as President and Chief Executive Officer of Geisinger Health System, a physician-led health care system serving multiple regions of Pennsylvania, since March 2001. Prior to that, he was at the University of Chicago where he served as the Richard T. Crane Professor in the Department of Surgery, Vice President for Medical Affairs, and Dean of the Biological Sciences Division and of the Pritzker School of Medicine. Dr. Steele also serves on the boards of Bucknell University, Temple University School of Medicine, Premier Inc. as Chairman, Weis Markets Inc., Wellcare Health Plans Inc. and the American Hospital Association Committee of Research. Dr. Steele has extensive experience in the health care industry, as a noted surgeon, researcher and hospital group administrator. Additionally, his experience as chief executive officer of an integrated health care system brings a useful perspective as hospitals and other health care providers are key customers of our clinical diagnostics products. His significant research into the diagnosis and treatment of cancer assists the Board in refining our research programs, product development efforts and commercial strategy in the oncology field.

Required Vote

Under our Bylaws and our Corporate Governance Guidelines in uncontested elections, directors must be elected by a majority of the votes cast. This means that the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and, broker non-votes are not counted as votes “For” or “Against” a director nominee and have no effect on the election of directors. Each current director and any director nominee must, prior to their nomination for election or re-election, submit to the Board of Directors an irrevocable resignation effective upon (1) such person’s failure to receive the required vote for re-election or election, as applicable, and (2) the date that is the earlier of 90 days after the certification of the shareholder vote and the date on which the office held by such director has been filled by the Board of Directors. Following an uncontested election in which any nominee does not receive a majority of votes cast “For” his or her election, the Nominating and Governance Committee will act on an expedited basis, and in any event within 90 days following the certification of the shareholder vote, to determine whether to appoint a new director, to re-appoint the incumbent director or to allow the directorship to remain vacant, and will submit such recommendation for prompt consideration of the

Board of Directors. If the Board of Directors does not act on such recommendation within 90 days following certification of the shareholder vote, the incumbent director’s resignation shall be deemed effective on the 90th day. The Board of Directors expects the director whose resignation has been tendered to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding the appropriate course of action. Within 90 days following certification of the shareholder vote, the Board shall publicly disclose its decision regarding whether to appoint a new director, to re-appoint the incumbent director or to allow the directorship to remain vacant in a Form 8-K furnished to the Securities and Exchange Commission and as may otherwise be required pursuant to California law in such instance.

Recommendation of the Board of Directors

The Board recommends a vote FOR the election of the nominated directors.

Board of Directors’ Meetings and Committees

The Board of Directors has affirmatively determined that all directors, other than John L. Bishop and David H. Persing, are independent under listing standards of the NASDAQ Global Market and applicable Securities and Exchange Commission rules. During 2012, the Board met six times and acted by unanimous written consent two times. During 2012, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board held during the period for which he or she was a director. During 2012, except for Dr. Steele, who attended two out of the three Nominating and Governance Committee meetings, no director attended fewer than 75% of the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served.

Corporate Governance

We are committed to excellence in corporate governance and maintain clear policies and practices that promote good corporate governance. Many of these policies and practices are designed to ensure compliance with the listing requirements of NASDAQ and other applicable corporate governance requirements, including:

•	the Board has adopted clear corporate governance policies;

•	Cepheid has adopted a majority voting requirement for uncontested elections of directors;

•	the evaluation of the qualifications of current directors and director candidates by the Nominating and Governance Committee;

•	a majority of the Board members are independent from Cepheid and our management, and such independence is periodically reviewed by the Nominating and Governance Committee;

•	the independent members of the Board meet regularly without the presence of our management;

•	all members of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are independent from Cepheid and our management;

•	the charters of the committees of the Board clearly establish the committees’ respective structure, roles, and responsibilities;

•	Cepheid has a clear code of business conduct and ethics that applies to all of our employees, consultants, and directors;

•	Cepheid has adopted stock ownership guidelines for its executive officers and for its non-employee directors; and

•

Cepheid has implemented an anonymous reporting hotline available to all employees, and the Audit Committee has procedures in place for the review of anonymous employee complaints on accounting, internal accounting controls or other matters.

Key information regarding our corporate governance initiatives can be found on our website, including the charter for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as well as our code of conduct and ethics. This information is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all our employees. This code of ethics is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Independent Directors

Cepheid’s Board believes strongly in the value of an independent board of directors. The Board has affirmatively determined that each member of the Board other than Mr. Bishop and Dr. Persing is independent under the criteria established by NASDAQ for director independence, resulting in over 75% of the members of Cepheid’s Board being independent. All members of each of Cepheid’s Audit, Compensation and Nominating and Governance committees are independent directors. In addition, the Board has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards.

Board Leadership Structure

The Board believes that it should maintain flexibility to select Cepheid’s Chairman and adjust the Board leadership structure from time to time. In February 2013, upon the recommendation of the Nominating and Governance Committee, the Board determined that combining the positions of Chairman of the Board and Chief Executive Officer and establishing a Lead Independent Director is currently in our best interests and those of our shareholders. Combining the positions of Chairman of the Board and Chief Executive Officer provides us with optimally effective leadership. Mr. Bishop has led Cepheid for over 10 years, during which our business and market value have grown substantially. The Board believes that Mr. Bishop’s strategic vision for our business growth combined with his in-depth knowledge of our products, operations, customers and competition makes him well qualified to serve as both Chairman of the Board and Chief Executive Officer.

The role given to the Lead Independent Director helps ensure a strong independent and active Board. Our Lead Independent Director’s duties will include, among other things, presiding at all meetings of the Board in the absence of the Chairman of the Board, presiding at all executive sessions of the independent directors, serving as a liaison between the Chairman of the Board and the independent directors of the Board, consulting with the Chairman of the Board regarding the agenda for meetings of the Board and the information sent to the Board in connection with the meetings of the Board, having authority to call meetings of the Board and/or meetings of the independent directors, and such other duties and responsibilities as the Board may from time to time authorize. Upon the recommendation of the Nominating and Governance Committee, the Board selected Ms. Kepner, an independent director with 15 years of experience on our Board, to serve as Lead Independent Director.

Risk Management

The Board is actively involved in oversight of risks that could affect Cepheid. This oversight is conducted primarily through the Audit Committee, as well as the Compensation Committee and Nominating and Governance Committee, but the full Board has retained responsibility for general oversight of risks. The Audit Committee oversees risks relating to accounting matters, financial reporting, legal and regulatory compliance, investment policies, currency hedging, and insurance programs. The Compensation Committee reviews our compensation programs and policies to determine any areas of resulting risk, as discussed further under “Risks from Compensation Policies and Practices” on page 42. The Nominating and Governance Committee oversees risks relating to our corporate governance policies and conflicts of interests. The Board satisfies its responsibility for general oversight of risks through reports by each committee chair regarding the committee’s considerations and actions, as well as through reports directly from officers responsible for oversight of particular risk areas.

Board Committees

Standing committees of the Board include an audit committee, a compensation committee and a nominating and governance committee. Each of these committees has a written charter approved by the Board of Directors. The charters of each of the committees are posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Audit Committee. Our Audit Committee is comprised of Cristina H. Kepner, who is the chair of the Audit Committee, Thomas D. Brown, and Dean O. Morton. All members of the Audit Committee meet the independence and financial experience requirements under both Securities and Exchange Commission rules and NASDAQ listing standards. The Board has determined that Thomas D. Brown, Cristina H. Kepner and Dean O. Morton are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. In 2012, the Audit Committee met nine times. The Audit Committee hires the independent registered public accounting firm, reviews the scope of audit and pre-approves permissible non-audit services by our independent registered public accounting firm, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter, and reviews related party transactions.

The Audit Committee is also responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance, investment policies, currency hedging, and insurance programs. To satisfy these oversight responsibilities, the Committee meets with our Chief Financial Officer, Controller, General Counsel, outside counsel, independent registered public accounting firm and management. Additionally, the Audit Committee regularly meets with our outside counsel and independent registered public accounting firm without management present. Between formal Audit Committee meetings, the Audit Committee chair confers with our Chief Financial Officer, Controller and independent registered public accounting firm. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect our financial statements and proposed audit adjustments.

Compensation Committee. Our Compensation Committee is comprised of Dean O. Morton, who is the chair of the Compensation Committee, Hollings C. Renton and Glenn D. Steele, Jr. All members of the Compensation Committee meet the independence requirements under the listing standards of the NASDAQ Global Market. In 2012, the Compensation Committee met nine times and acted one time by unanimous written consent. The Compensation Committee is responsible for reviewing the compensation and benefits for Cepheid’s executive officers and administering our compensation, equity incentive and benefit plans, as well as supervising and making recommendations to the Board on compensation matters generally.

The Compensation Committee is also responsible for risks relating to employment policies and our compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Between formal Compensation Committee meetings, the Committee chair confers with management and the Compensation Committee’s consultant.

The Compensation Committee delegates authority to grant stock options and restricted stock units to non-executive employees of Cepheid pursuant to specific guidelines approved by the Compensation Committee based on salary grade and job level to an equity incentive committee. John L. Bishop and David H. Persing are the current members of Cepheid’s equity incentive committee.

Nominating and Governance Committee. Our Nominating and Governance Committee is comprised of Thomas D. Brown, who is the chair of the Nominating and Governance Committee, Robert J. Easton and Cristina H. Kepner. All members of the Nominating and Governance Committee meet the independence requirements under the listing standards of the NASDAQ Global Market. In 2012, the Nominating and Governance Committee met three times.

The Nominating and Governance Committee considers and recommends to the Board candidates to serve as members of the Board, develops and maintains a set of corporate governance guidelines and establishes procedures for director nomination. In making recommendations to the Board regarding candidates to serve as members of the Board, the Nominating and Governance Committee considers the recommendations of Board members, members of management and shareholders (if made in accordance with Cepheid’s charter documents and applicable law). The Nominating and Governance Committee may retain recruiting professionals to identify and evaluate candidates for director nominees.

In selecting nominees for the Board, the Nominating and Governance Committee will assess a number of factors, including the independence, experience and judgment of candidates, and endeavors to collectively support a number of areas of core competency on the Board, including business judgment, management experience, accounting and financial acumen, industry, scientific and technology knowledge, leadership, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the Board. The Nominating and Governance Committee may consider diversity in identifying and evaluating director nominees.

Potential candidates are screened and interviewed by the Nominating and Governance Committee. All members of the Board may interview the final candidates. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by shareholders.

Shareholders can recommend qualified candidates for the Board by submitting, in accordance with our bylaws, the candidate’s name and qualifications to: Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Nominating and Governance Committee requests that submissions be made as early as possible to ensure meaningful consideration by the committee. The Nominating and Governance Committee will assess candidates submitted by shareholders using the same factors as when the Nominating and Governance Committee is selecting nominees.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during 2012, or at any other time, an officer or employee of Cepheid. No executive officer of Cepheid serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of our executive officers serving as a member of our Board or Compensation Committee.

DIRECTOR COMPENSATION

Cepheid uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Cepheid considers the significant amount of time that directors expend in fulfilling their duties to Cepheid, the skill level required by Cepheid of members of the Board and also director compensation paid to directors at companies that have generally comparable revenues and market capitalization to us, in our industry and adjacent industries.

Cash Compensation Paid to Board Members

In February 2012, based on the recommendations of Radford, the Compensation Committee’s outside compensation consultant, our Board increased the compensation paid to non-employee members of our Board effective as of April 1, 2012. During the period commencing on January 1, 2012 and ending on March 31, 2012, we paid our non-employee directors the pro rata portion of an annual retainer of $40,000 and, effective as of April 1, 2012, this annual retainer increased to $50,000 and we paid our non-employee directors the pro rata portion of this increased annual retainer during the remainder of 2012. We do not compensate our non-employee directors for attendance at regularly scheduled Board meetings.

During the period commencing on January 1, 2012 and ending on March 31, 2012, our non-employee Chairman of the Board received the pro rata portion of an additional $35,000 annual retainer, and, effective as of April 1, 2012, this additional annual retainer increased to $40,000, and we paid our non-employee Chairman of the Board the pro rata portion of this increased additional annual retainer during the remainder of 2012. This additional annual retainer reflected an increased time commitment and involvement by the non-employee Chairman in managing Board activities, acting as a liaison between our Board and management, and participating, ex officio, in the activities of each of our Board committees. Commencing in February 2013, the position of Chairman of the Board was combined with that of Chief Executive Officer, and accordingly, no additional amounts will be paid to Mr. Bishop for his service as our Chairman. Commencing in February 2013, the Board established the position of Lead Independent Director whose duties and responsibilities are described above under “Board Leadership Structure” and determined that the Lead Independent Director should receive an additional annual retainer of $25,000 for her service in performing these additional duties and responsibilities.

During the period commencing on January 1, 2012 and ending on March 31, 2012, the non-employee Chairs of our Audit Committee, Compensation Committee and Nominating and Governance Committee received the pro rata portion of an additional $20,000, $15,000 and $10,000 in annual compensation, respectively, and, effective as of April 1, 2012, this annual compensation increased to $26,000, $18,000 and $14,000, respectively, and we paid the non-employee Chairs of our Audit Committee, Compensation Committee and Nominating and Governance Committee the pro rata portion of this increased additional annual compensation during the remainder of 2012.

During the period commencing on January 1, 2012 and ending on March 31, 2012, our non-employee members of our Audit Committee, Compensation Committee and Nominating and Governance Committee received the pro rata portion of an additional $10,000, $8,000 and $4,000 in annual compensation, respectively and, effective as of April 1, 2012, this additional annual compensation increased to $12,000, $9,000 and $6,000, respectively, and we paid the our non-employee members of our Audit Committee, Compensation Committee and Nominating and Governance Committee the pro rata portion of this increased additional annual compensation during the remainder of 2012.

We do not compensate our non-employee directors for attendance at regularly scheduled committee meetings. We also reimbursed our non-employee directors for expenses incurred in connection with attending Board and committee meetings. In the event that we hold non-regularly scheduled Board or committee meetings, we pay our non-employee directors for such non-regularly scheduled in-person and telephonic Board and committee meetings at the following rates: $2,000 for an in-person Board meeting; $1,000 for a telephonic Board meeting; $1,000 for an in-person committee meeting; and $500 for a telephonic committee meeting. Directors who are employees of Cepheid receive no compensation for their service as directors.

We have a stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees. This election policy is not applicable to per meeting fees, expense reimbursements or other amounts. The number of shares issued will be based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance. The shares will be issued under our 2006 Equity Incentive Plan. For 2012, the directors were eligible to make an election prior to September 1, 2011 that would apply to annual cash retainer and committee chair fees payable in 2012.

Equity Compensation Paid to Board Members

Non-employee directors receive automatic grants of equity incentives under our 2006 Equity Incentive Plan, as amended pursuant to approval of our shareholders at the annual meeting of our shareholders on April 29, 2010 and as further amended at the annual meeting of shareholders on April 24, 2012, according to a pre-determined amount of stock option equivalents, with the exact mix of stock options and restricted stock units to be determined from time to time in the discretion of the Board. When a non-employee director joins the Board, he or she will receive on that date, options and/or restricted stock units, that, in the aggregate, equals 20,000 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest in three equal installments annually over a three-year period, so long as the director remains continuously in office, and on the date of the first Board meeting following each annual meeting of our shareholders, each non-employee director then having been in office for more than six months will receive options and/or restricted stock units, that, in the aggregate, equals 10,400 stock option equivalents, with the mix of options and restricted stock units to be determined from time to time in the discretion of the Board, each of which will vest on the one-year anniversary of the grant date, so long as the director remains continuously in office. For purposes of determining the amount and mix of restricted stock units and stock options for 2013, the Board has determined to grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock.

Non-employee directors will also be eligible to receive other types of awards under our 2006 Equity Incentive Plan, but such awards are discretionary and not automatic. All options granted to non-employee directors under the 2006 Equity Incentive Plan will have an exercise price equal to the current fair market value of our common stock on the date of the grant, and will be nonqualified stock options. In the event of a dissolution, liquidation, merger or asset sale, all of the shares subject to these automatically granted options will accelerate and become exercisable in full.

Non-Employee Director Stock Ownership Guidelines

In February 2012, the Board approved equity ownership guidelines for our non-employee directors. Under the guidelines, our non-employee directors are expected to own Cepheid equity or vested equity-based incentives equal in value to at least three times such director’s base annual retainer. For purposes of these guidelines, equity ownership includes ownership of our common stock and vested in-the-money stock options. Shares shall be valued at the greater of the then-current fair market value of our common stock as reported on the NASDAQ Global Market or the purchase or exercise price paid for such shares. Vested options shall be valued at their in-the-money value based upon the then-current fair market value of our common stock. Each director shall have five years in which to meet the equity ownership guidelines and any new director will have five years from the beginning of his or her term to meet the equity ownership guidelines.

2012 Director Summary Compensation Table

The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2012.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Total ($)
Thomas D. Brown (4)	76,000	37,506	143,338	256,844
Robert J. Easton (5)	56,000	37,506	143,338	236,844
Thomas L. Gutshall	90,000	37,506	143,338	270,844
Cristina H. Kepner (6)	82,000	37,506	143,338	262,844
Dean O. Morton	80,000	37,506	143,338	260,844
Hollings C. Renton	59,000	37,506	143,338	239,844
Glenn D. Steele Jr.(7)	59,000	37,506	143,338	239,844

(1)	John L. Bishop, our Chairman and Chief Executive Officer, and David H. Persing, our Executive Vice President, Chief Medical and Technology Officer and Director, are not included in this table as they are employees and thus receive no compensation for their services as directors. The compensation received by Mr. Bishop and Dr. Persing as employees is shown in the “Summary Compensation Table” on page 37.
(2)	The amounts in this column include the amount of annual cash retainer and committee chair fees that a director may have elected, pursuant to our stock election policy, to receive in shares of our common stock. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance. The grant date fair value of these awards was calculated based on the closing price of our common stock on the date of grant multiplied by the number of shares issued.
(3)	The amounts in this column represent the grant date fair value of these awards, without reflecting forfeitures, as computed in accordance with ASC 718 for all awards to the director. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see Footnote 8, “Shareholders’ Equity–Stock-Based Compensation,” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013. As of December 31, 2012, each director held outstanding options to purchase the following number of shares: Thomas D. Brown: 75,625; Robert J. Easton: 85,625; Thomas L. Gutshall: 53,125; Cristina H. Kepner: 60,625; Dean O. Morton: 73,125; Hollings C. Renton 53,125; and Glenn D. Steele Jr. 28,125. As of December 31, 2012, each director held the following number of outstanding restricted stock units: Thomas D. Brown: 1,050; Robert J. Easton: 1,050; Thomas L. Gutshall: 1,050; Cristina H. Kepner: 1,050; Dean O. Morton: 1,050; Hollings C. Renton 1,050; and Glenn D. Steele Jr. 2,450.
(4)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Mr. Brown elected to receive 100% of his annual cash retainer and committee chair fees in shares of common stock, which election was applicable to annual cash retainer and committee chair fees payable in 2012. As a result, Mr. Brown received 1,957 shares of common stock in lieu of $76,000 in fees that he had earned for services as a director for 2012. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.
(5)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Mr. Easton elected to receive 100% of his annual cash retainer in shares of common stock, which election was applicable to annual cash retainer payable in 2012. As a result, Mr. Easton received 1,506 shares of common stock in lieu of $56,000 in fees that he had earned for services as a director for 2012. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.
(6)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Ms. Kepner elected to receive 100% of her annual cash retainer and committee chair fees in shares of common stock, which election was applicable to annual cash retainer and committee chair fees payable in 2012. As a result, Ms. Kepner received 2,104 shares of common stock in lieu of $82,000 in fees that she had earned for services as a director for 2012. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.
(7)	Pursuant to our stock election policy that provides directors with the opportunity to receive common stock in lieu of between 50-100% of their annual cash retainer and committee chair fees, Dr. Steele elected to receive 100% of his annual cash retainer and committee chair fees in shares of common stock, which election was applicable to annual cash retainer and committee chair fees payable in 2012. As a result, Dr. Steele received 1,467 shares of common stock in lieu of $59,000 in fees that he had earned for services as a director for 2012. The number of shares issued was based on the amount of retainer and committee chair fees elected, divided by the fair market value of a share of our common stock on the date of issuance.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2013. Ernst & Young LLP has audited our financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Required Vote

The approval of this proposal requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the fiscal years ended December 31, 2012 and 2011, the aggregate fees billed by Cepheid’s independent registered public accounting firm, Ernst & Young LLP, for professional services were as follows:

	2012	2011
Audit Fees	$1,077,861	$911,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,077,861	$911,500

“Audit Fees” consist of fees billed for professional services rendered for the audit of Cepheid’s annual financial statements and review of the quarterly financial statements and services, such as comfort letters, consents and comment letters, which are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” consist of assurance and related services related to the performance of the audit not disclosed under “Audit Fees.” “Tax Fees” consist of services rendered in connection with tax compliance, tax advice, and tax planning. “All Other Fees” consist of the aggregate feels billed in each of 2011 and 2012 for products and services provided by Ernst & Young LLP, other than included in “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by Ernst & Young LLP. Ernst & Young LLP and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for our shareholders. Our compensation program is designed to (1) provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business objectives and retain those top performing individuals, (2) create a direct, meaningful link between our corporate performance and individual performance and compensation rewards, (3) create and maintain an entrepreneurial environment for employees by providing opportunities to acquire shares of our common stock and (4) reinforce a sense of urgency and accountability. We believe that our aggregate total compensation objective recognizes that over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group, while supporting our commitment to pay for performance when we meet or exceed objectives that can lead to an increase in shareholder value. We urge you to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement beginning on page 18 for additional details on our executive compensation, including our compensation philosophy and objectives and the 2012 compensation of our named executive officers.

We are asking shareholders to cast a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including CD&A, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when considering future compensation decisions for our named executive officers.

Required Vote

The approval of this proposal requires the approval of the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting. Because abstentions and broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

The Board recommends a vote FOR Proposal No. 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 4, 2013 by:

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers as of December 31, 2012; and

•	all current directors and executive officers as a group.

The percentage ownership is based on 66,927,062 shares of common stock outstanding as of March 4, 2013. Shares of common stock that are subject to options currently exercisable or exercisable and restricted stock units that will vest within 60 days of March 4, 2013, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table or the footnotes thereto, the address of each individual listed in the table is Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089.

Beneficial Ownership of Cepheid Stock

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
John L. Bishop (1)	1,066,586	1.57%
Thomas D. Brown (2)	91,963	*
Robert J. Easton (3)	156,907	*
Thomas L. Gutshall (4)	547,100	*
Cristina H. Kepner (5)	321,404	*
Dean O. Morton (6)	256,775	*
David H. Persing, M.D., Ph.D. (7)	285,936	*
Hollings C. Renton (8)	61,775	*
Nicolaas Arnold (9)	63,877	*
Andrew D. Miller (10)	93,715	*
Humberto Reyes (11)	94,805	*
Glenn D. Steele Jr.(12)	26,458	*
All Executive Officers and Directors as a group (14 persons) (13)	3,334,800	4.82%
Five Percent Shareholders
Entities affiliated with Artisan Partners Limited Partnership (14)	7,772,600	11.61%
Entities affiliated with Columbia Wanger Asset Management, LLC (15)	6,737,500	10.07%
Entities affiliated with FMR LLC (16)	5,010,908	7.49%
Entities affiliated with BlackRock, Inc. (17)	3,572,665	5.34%
Entities affiliated with The Vanguard Group, Inc. (18)	3,632,849	5.43%
Entities affiliated with OppenheimerFunds, Inc. (19)	3,589,102	5.36%

*	Less than one percent.
(1)	Includes options to purchase 1,029,486 shares exercisable within 60 days of March 4, 2013.
(2)	Includes options to purchase 65,625 shares exercisable within 60 days of March 4, 2013.
(3)	Includes 5,000 shares held by the Second Easton Family Charitable Trust and options to purchase 73,125 shares exercisable within 60 days of March 4, 2013.
(4)	Includes 403,800 shares held by The Gutshall Family Trust dated March 7, 1990, and options to purchase 53,125 shares exercisable within 60 days of March 4, 2013.
(5)	Includes 35,000 shares held in an IRA, and options to purchase 60,625 shares exercisable within 60 days of March 4, 2013.
(6)	Includes 82,500 shares held of record by MDLC Partners, a California Limited partnership, of which Mr. Morton is the general partner, and 85,500 shares held by the Dean and Lavon Morton Trust dated 9/20/79. Mr. Morton also has options to purchase 73,125 shares exercisable within 60 days of March 4, 2013.
(7)	Includes options to purchase 280,499 shares exercisable within 60 days of March 4, 2013.
(8)	Includes options to purchase 53,125 shares exercisable within 60 days of March 4, 2013.
(9)	Includes 1,000 shares held by Mr. Arnold’s spouse and options to purchase 57,500 shares exercisable within 60 days of March 4, 2013.
(10)	Includes options to purchase 79,938 shares exercisable within 60 days of March 4, 2013.
(11)	Includes options to purchase 77,292 shares exercisable within 60 days of March 4, 2013.
(12)	Includes options to purchase 21,875 shares exercisable within 60 days of March 4, 2013.
(13)	Includes options to purchase 2,169,004 shares exercisable within 60 days of March 4, 2013. This amount excludes Mr. Arnold as his service with the Company ended in January 2013.
(14)	Based on a Schedule 13G filed on February 7, 2013, Artisan Partners Limited Partnership (“Artisan Partners”) owns 7,772,600 shares (the “Artisan Shares”) acquired on behalf of discretionary clients of Artisan Partners, including 4,436,000 shares on behalf of Artisan Partner Funds, Inc. (“Artisan Funds”). Each of Artisan Partners Holdings LP, the sole limited partner of Artisan Partners (“Artisan Holdings”), Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”), Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC, have shared dispositive power for all of the Artisan Shares and shared voting power for 7,391,300 shares of the Artisan Shares. Artisan Funds has shared voting power and shared dispositive power for 4,436,000 shares of the Artisan Shares. Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Mr. Ziegler, Ms. Ziegler and Artisan Funds are all located at 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202.
(15)	Based on a Schedule 13G/A filed February 14, 2013. Columbia Wanger Asset Management, LLC has sole voting power with respect to 6,314,700 shares and has sole dispositive power with respect to 6,737,500 shares. The shares reported include 4,970,000 shares held by Columbia Acorn Fund, a Massachusetts business trust that is managed by Columbia Wanger Asset Management, LLC. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(16)	Based on a Schedule 13G/A filed February 14, 2013. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 5,010,908 shares, as a result of acting as an investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth Company Fund (“Fidelity Fund”), amounted to 4,305,155 shares. Edward C. Johnson 3rd, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 5,010,908 shares owned by Fidelity. Members of the family of Edward C. Johnson 3rd or trusts for their benefit, own shares of FMR LLC voting stock with the right to cast approximately 49% of the total votes which may be cast by all holders of FMR LLC voting stock. Neither FMR LLC nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Fund, which power resides with the Fidelity Fund’s Board of Trustees. Fidelity carries out the voting of the shares under written guidelines by the Fidelity Fund’s Board of Trustees. The address of FMR LLC, Fidelity and Fidelity Fund is 82 Devonshire Street, Boston, Massachusetts 02109.
(17)	Based on a Schedule 13G/A filed February 8, 2013. Includes shares beneficially owned by BlackRock Investment Management (UK) Limited, BlackRock Japan -Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, and BlackRock International Ltd. BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.
(18)	Based on a Schedule 13G/A filed February 12, 2013. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 90,661 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,200 shares. The Vanguard Group, Inc. has sole power to dispose of 3,542,188 shares and has the sole power to vote 93,861 shares. The Vanguard Group Inc. also has shared power to dispose of 90,661 shares. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(19)	Based on a Schedule 13G filed February 11, 2013. OppenheimerFunds, Inc. is the beneficial owner of 3,589,102 shares. OppenheimerFunds, Inc. does not have sole voting power or sole dispositive power and has shared voting power and shared dispositive power of over 3,589,102 shares. OppenheimerFunds, Inc.’s address is Two World Financial Center 225 Liberty Street, New York, NY 10281.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy

The goal of our executive compensation program is to create value for our shareholders by attracting, retaining, and motivating a superior leadership team. We believe that the skills, experience and dedication of our executive officers are critical factors that contribute directly to our operating results, thereby enhancing shareholder value. As a result, our compensation program is designed to (1) provide competitive compensation opportunities that attract, as needed, individuals with the skills necessary for us to achieve our business objectives and retain those top performing individuals, (2) create a direct, meaningful link between our corporate performance and individual performance and compensation rewards, (3) create and maintain an entrepreneurial environment for employees by providing opportunities to acquire shares of our common stock and (4) reinforce a sense of urgency and accountability.

Our overall compensation philosophy is that (1) our compensation programs will be designed to attract, motivate and retain top performing individuals at all levels in the organization, (2) individual salary levels may range from below to above market levels based on individual performance, experience and position criticality, (3) cash incentives will be used, based on affordability, in order to support a pay-for-performance philosophy where employees are accountable for achieving specific goals and results, (4) special cash incentives may be used to reward individuals, below the director level, for exceptional, one-time contributions, providing managers with more flexibility to provide immediate feedback, and (5) long-term compensation, such as equity incentives, is focused on retention and sustained company performance. The pay-for-performance philosophy is at the core of our compensation strategy and is intended to closely align our executive compensation with the performance of our company on both a short-term and long-term basis, as well as with the performance of individual executives in meeting or exceeding objectives that can lead to an increase in shareholder value. The Compensation Committee considered the results of the 2012 advisory vote on our executive compensation and, given that it reflected strong support for our compensation practices, decided to substantially continue our existing compensation policies and practices.

Our executive officers’ compensation currently has three primary components: (1) base compensation or salary, (2) annual cash incentives and (3) equity incentive grants. In addition, we provide our executive officers a variety of benefits that are available generally to all employees. We believe that a mix of both cash and equity incentives is appropriate, as cash incentives reward executive officers in the near term for achieving superior performance, while equity incentives motivate executive officers to achieve superior performance over the longer term and, through the imposition of vesting conditions, incentivize retention over a multi-year period. In determining the amount of the incentives awarded, the Compensation Committee of our Board of Directors, or the Compensation Committee, considers each executive officer’s total compensation for both the short and long term to assess the incentive and retentive value of the executive officer’s compensation package.

As part of the process of establishing and adjusting executive compensation levels, on an annual basis, we discuss with our Chief Executive Officer the performance of his direct reports. We also review elements of our performance, both overall and by relevant functional unit. We further analyze compensation payable by companies that we consider to be in our peer group and by other companies with which we generally compete for hiring executives. The Compensation Committee works with management and an outside compensation consultant, Radford, an Aon Hewitt company, to advise the Compensation Committee when it is establishing compensation levels and the mix of salary, cash incentives and equity awards, in order to best align executive compensation with our business priorities and pay philosophy. The Compensation Committee does not have a set formula for establishing the mix between pay elements and may, from year to year, place different emphasis on salary, cash incentives and equity-based incentives to reflect our business priorities at the time.

The executive officers listed in the Summary Compensation Table in this proxy statement, whose compensation is discussed in this Compensation Discussion and Analysis section, are referred to as our “named executive officers.” For 2012, our named executive officers were:

•	John L. Bishop, our Chairman and Chief Executive Officer;

•	Andrew D. Miller, our Executive Vice President, Chief Financial Officer;

•	Nicolaas Arnold, our Executive Vice President, Worldwide Commercial Operations;

•	David H. Persing, our Executive Vice President, Chief Medical and Technology Officer; and

•	Humberto Reyes, our Executive Vice President, Chief Operating Officer.

In January 2013, Mr. Arnold’s employment with us terminated.

Role of the Compensation Committee

Our Board of Directors has delegated to the Compensation Committee the authority to determine the level and type of all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives. All of the members of the Compensation Committee are independent under the standards established by the NASDAQ Stock Market and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. In 2012, the Compensation Committee met nine times and acted one time by unanimous written consent, and each member of the Compensation Committee attended all of the meetings, except for two meetings in which one member of the Compensation Committee was absent. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but, also our then-serving Chairman of our Board of Directors, our Chief Executive Officer (except during discussions regarding his compensation), our Senior Vice President of Human Resources (except during discussions regarding his compensation), a representative of Radford, and a representative from our outside legal counsel.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed annually by the Compensation Committee and include an analysis, provided by Radford, of all elements of compensation separately and in the aggregate. The Compensation Committee holds multiple meetings with management and Radford to review our compensation philosophy, the use and form of equity compensation, the results of Radford’s analyses and the salary, bonus and equity compensation recommendations proposed by our Chief Executive Officer for other executive officers.

The Compensation Committee establishes base salaries for our executive officers and sets the cash incentive target amounts and metrics needed to achieve those targets under our cash incentive bonus plan pursuant to the process described below in this section. Equity grants are generally made at the previously-determined, regularly scheduled second-quarter Compensation Committee meeting.

At the regularly scheduled second-quarter Compensation Committee meeting, our Chief Executive Officer reviews with the Compensation Committee his evaluation of each other executive officer, including contribution, performance and future objectives, and each executive officer’s self-assessment. Our Chief Executive Officer bases his evaluation on his knowledge of each executive officer’s performance and the executive officer’s self-assessment. Our Chief Executive Officer then makes a recommendation to the Compensation Committee on each executive officer’s salary and equity incentive compensation. As discussed below, the Compensation Committee reviews this input in conjunction with its review of external benchmark data in setting compensation for these executives. In an executive session without our Chief Executive Officer present, the Compensation Committee determines and approves our Chief Executive Officer’s salary, target cash incentive compensation and equity incentive compensation based on their assessment of his performance and a review of external benchmark data provided by Radford.

At the regularly-scheduled third-quarter Compensation Committee meeting, the Compensation Committee meets with our Chief Executive Officer and Radford to discuss and approve our compensation philosophy and objectives for the following year and reviews with Radford and approves the companies comprising our peer group for compensation benchmarking purposes for the following year, as discussed below under “Benchmarking.” At the regularly-scheduled fourth-quarter Compensation Committee meeting, the Compensation Committee reviews with our Chief Executive Officer and Radford the cash and equity compensation of our executive officers, including as compared to comparable officers of our peer group.

At the regularly scheduled fourth-quarter Compensation Committee meeting, our Chief Executive Officer recommends to the Compensation Committee the proposed structure for a cash incentive bonus plan for our employees, including our executive officers, for the following year based, in part, on our corporate financial and operational goals for the following year and Radford’s analyses of the cash incentive bonus plans of our peer group companies. Typically, the Compensation Committee reviews these recommendations and analyses and adopts a cash incentive bonus plan in the fourth quarter of the year for the following year. In January following the completion of our fiscal year, the Compensation Committee reviews the financial and operating results of the completed year compared to the targets under the cash incentive bonus plan and determines the level at which the cash incentive bonus plan is funded based on the terms of the plan and the individual bonuses of each of our executive officers.

Evaluation Criteria

In determining the amount and mix of compensation elements for 2012, the members of the Compensation Committee relied upon their judgment about the performance of each individual executive officer based on input from our Chief Executive Officer. In setting final compensation levels for our executive officers for 2012, the Compensation Committee considered many factors, including, but not limited to:

•	the scope, strategic and operational impact of the executive officer’s responsibilities;

•	our past and current business performance and future expectations;

•	our long-term goals and strategies;

•	the performance and experience of each individual;

•	relative levels of pay among the officers;

•	the amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	for equity-based incentives, the relative amounts of vested and unvested equity incentives then held by such executive officer;

•	for each executive officer other than our Chief Executive Officer, the evaluations and recommendation of our Chief Executive Officer;

•	the self-assessment of each executive officer; and

•

the competitiveness of the elements of compensation and of the compensation package, as a whole, relative to comparable executives at the peer group companies as set forth by the independent analyses performed by Radford.

The Compensation Committee does not have a set formula for weighing the above criteria when setting compensation levels for our executive officers.

Role of the Independent Compensation Consultant

Radford was hired by the Compensation Committee to assist the members of our board of directors in fulfilling their fiduciary and governance responsibilities. The only other consulting or other services that Radford or Aon Consulting, its parent company, performed for us in 2012 were to provide assumption variables to our finance department for use in equity compensation accounting and provide access to comparable company executive and non-executive compensation survey data to ensure that our compensation programs are within market norms to attract, motivate and retain a superior leadership team while managing our cash and equity for our shareholders, at an aggregate cost of $36,500. The Compensation Committee determined that, notwithstanding the provision of such services, that Radford was an independent compensation advisor to the Compensation Committee for 2012, including for purposes of the Dodd-Frank Act and other applicable SEC and Nasdaq regulations.

Radford assisted the Compensation Committee as it considered and set compensation components and levels for 2012. Radford’s compensation experts worked with our Senior Vice President of Human Resources to gather information required to perform their independent analysis of our compensation programs, and then furnished analytical compensation data and presented directly to the Compensation Committee for purposes of advising it on compensation matters, including compensation for our executive officers. Radford representatives attended six meetings of the Compensation Committee during 2012 in which compensation issues were discussed, including executive compensation, incentive plan design and our equity incentive program. In addition, Radford assists the Compensation Committee and our Chief Executive Officer in addressing new hire packages when recruiting members of our senior management. Radford reports directly to the Compensation Committee, and the Compensation Committee has the authority to direct Radford’s work and to maintain their services at the Compensation Committee’s sole discretion. Radford participates in executive sessions with the Committee as requested.

Benchmarking

When working with Radford to determine our peer companies, the Compensation Committee focused on identifying companies with whom we believe we compete for executive officers and other key employees, particularly those with generally comparable revenues and market capitalization in our industry and adjacent industries. Radford provides an independent review of our peer companies following discussions with the Compensation Committee, to better understand our business strategy and operating characteristics. We also reviewed the broader local market of biotechnology, bio-instrument and medical diagnostic companies located in the San Francisco Bay Area, as we find that these companies also actively seek to hire similarly-qualified personnel as we do.

Our peer group is generally reviewed annually at the Compensation Committee’s regularly scheduled third quarter Compensation Committee meeting. For compensation to be paid in 2012, this meeting was held in July 2011. For our compensation analysis for 2012, the Compensation Committee primarily considered biotechnology, bio-instrument and medical diagnostic companies with the following criteria:

•	revenues equal to 0.5x to 2.0x our go-forward estimated revenues, or between $100-500 million, based on our 2010 total revenues of approximately $212 million;

•

market capitalization approximately equal to 0.5x to 3.0x our market capitalization, or $1 billion-$6 billion, based on our market capitalization was approximately $2.2 billion as of June 30, 2011; and

•	employee size reflecting comparable organization complexity, determined to be between 275 to 1,000 employees, based on our 576 full-time equivalent employees as of December 31, 2010.

In general, the Compensation Committee seeks to identify companies that meet a minimum of two of these three stated criteria for inclusion as one of our peer group companies. Additionally, our Compensation Committee considers companies that are similar to ours with respect to elements such as complexity of the business, operating results and research and development investments, and those companies with whom we compete in business and in the recruitment of executive officers. These metrics were then used to identify appropriate market reference points for gathering compensation data. The Compensation Committee reviewed and approved the composition of the peer group to ensure that companies were relevant for comparative purposes. For 2012, the Compensation Committee selected the following companies to comprise our peer group:

Abaxis	Luminex

Affymetrix	Meridian Biosciences

BioMarin Parmaceutical	Myriad Genetics

Caliper Life Sciences	Onyx Pharmaceuticals

Gen-Probe	Pacific Biosciences

Genomic Health	Quidel

InterMune	TECHNE

For our 2013 peer group list, approved by the Compensation Committee in July 2012, Caliper Life Sciences and Gen-Probe were removed because they were acquired and Meridian Biosciences, Pacific Biosciences and InterMune were removed because the Committee determined based, in part, on Radford’s analyses, that they no longer represented a relevant company to us for compensation comparison purposes based on the metrics used to select the peer group. Acorda Therapeutics, Alkermes, Dendreon, United Therapeutics and ViroPharma were added as it was believed that they have become more comparable with Cepheid in terms of the metrics used to select the peer group.

We believe that collectively the peer group used in 2012 was, at the time, representative of companies in our size range and industry and a fair representation of the employment market in which we compete.

The Compensation Committee used this data as one of several factors in its decisions regarding executive officer compensation. The Compensation Committee also gave weight to business performance, including our revenue growth and operating results, and individual performance, as described below.

Compensation Objectives

The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each executive officer, all existing elements of his compensation (including base pay, cash bonus awards, total cash compensation, long-term incentive compensation in the form of equity awards, and reimbursement of housing and/or commuting expenses, if applicable). We seek to have a meaningful portion of our cash compensation for executives be “at-risk” incentive compensation to align compensation with our business performance, and have an incentive compensation bonus pool that is funded from the incremental financial performance achieved by us in that year.

The Compensation Committee compared these compensation components separately, and in the aggregate, to compensation at the peer group companies as described above, in an effort to set each element of compensation at a level such that, for each executive:

•	base salary is at a level that is at approximately the 50th to 60th percentile level of base salaries paid to executives at peer group companies;

•

aggregate base salary and target cash incentive compensation is at approximately the 75th percentile level of cash compensation paid to executives at peer group companies, but that based on company affordability, the aggregate cash compensation actually paid may be closer to the 60th percentile;

•

equity-based compensation is at a level that is at approximately the 60th percentile level of equity-based compensation issued to executives at peer group companies, viewed both on a percentage-of-company basis to manage equity dilution and on a grant value-to-recipient based on the value calculated pursuant to ASC 718; and

•	aggregate cash and equity compensation is at a level that is at approximately the 60th percentile level of aggregate cash and equity compensation paid to executives at peer group companies.

The Compensation Committee targets base salary compensation at between the 50th and 60th percentile levels as a result of the extremely competitive market for qualified executive officers among our peer group companies. Our cash incentive compensation philosophy is focused on pay for performance and we only pay cash incentive compensation pursuant to our self-funding yearly cash incentive bonus plan upon the achievement of specified corporate financial metrics and operational goals. The financial metrics and operational goals are intended to be challenging and in 2008, as a result of the failure to meet the required financial metrics, we did not pay any cash incentive compensation, and in 2009, 2010, 2011 and 2012, we made bonus payments equal to 87%, 100%, 116% and 31%, respectively, of the target bonus of each executive officer participating in the cash incentive bonus plan. As a result of our commitment to setting challenging financial metrics and operational goals in order to achieve payment under the cash incentive bonus plan, the Compensation Committee believes that it is appropriate to target aggregate cash compensation at approximately the 75th percentile level. In 2007 and 2008, we targeted a higher percentile level of equity-based compensation in order to compensate for lower target cash compensation levels. However, in order to carefully manage the burn rate of equity utilized under our equity incentive plan, in 2009, the Compensation Committee increased the targeted percentile levels for aggregate cash compensation and decreased equity-based compensation for our executives to the current targeted 60th percentile level.

Our aggregate total compensation objective recognizes that, over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group, while supporting our commitment to pay for performance when we meet or exceed objectives that can lead to an increase in shareholder value. These market reference points are used as guidelines in designing our compensation programs. The Compensation Committee may approve individual compensation arrangements that are above or below these guidelines based on the criteria outlined above. The Compensation Committee also noted where elements of compensation deviated from the stated objectives mainly due to the valuation of equity-based compensation.

In 2012, our named executive officers received compensation at the following levels:

•

base salaries were in the targeted range of the 50th to 60th percentile levels described above for two of our named executive officers and for three of our named executive officers, base salaries were higher than the 75th percentile, above the targeted range of the 50th to 60th percentile levels described above;

•

total cash compensation was in the range of the 25th to 50th percentile levels of cash compensation paid to named executive officers at our peer group companies for our named executive officers, below the targeted 75th percentile level described above, primarily as a result of the payout determined for 2012 on our cash incentive bonus plan was 31% of each executive officer’s base salary (see “Components of Compensation—Bonus Plan Funding” below);

•

equity-based compensation, in the forms of option grants and restricted stock units, was, on a grant date fair value basis, above the 75th percentile level for three of our named executive officers, one of our named executive officers was within the range of the 60th to 75th percentile levels and, additionally, when compared to chief operating officers, Mr. Reyes’ equity-based compensation was also within the range of the 60th to 75th percentile levels, in each case, higher than the targeted 60th percentile level of equity grants to named executive officers at peer group companies based on the grant date fair value of our option grants, without reflecting forfeitures, as calculated pursuant to ASC 718, and our stock price on the date we granted our restricted stock units, principally as a result of our stock price being higher than that of our peer companies, and on a percentage-of-company basis, at or below the 50th percentile of our peer group companies for four of our named executive officers and between the 50th and 60th percentiles for one of named executive officers; and

•

aggregate cash and equity compensation was at or higher than the 75th percentile level of the aggregate cash and equity compensation paid to named executive officers at peer group companies, higher than the targeted 60th percentile level, primarily as a result of the valuation of our equity-based compensation, which was higher than our peer group companies.

Individual compensation levels may range from below to above these targeted percentile levels based on individual performance, experience, and position. The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and that it will use the services of independent outside consultants for similar services in the future.

Components of Compensation

Base Salary

We utilize salary as the base amount necessary to retain executive talent. We fix executive officer base compensation at a level we believe enables us to hire and retain a management team that is superior to our peer group companies and to reward exceptional individual performance and an exceptional level of contribution to our overall business goals. The salaries for each of our named executive officers during our last three fiscal years are listed below in the Summary Compensation Table.

The Compensation Committee determined that for 2012 base salaries of each of our executive officers would be unchanged and remain at existing levels, except for Messrs. Arnold and Persing whose separate housing allowances were discontinued and such amounts were consolidated into their base salaries and Mr. Miller who was promoted from Senior Vice President, Chief Financial Officer to Executive Vice President, Chief Financial Officer, effective as of January 3, 2012.

Cash Incentives

Bonus Plan Philosophy

We use cash incentives to reward performance achievements with a time horizon of one year or less, to closely align corporate performance with executive compensation and reinforce a sense of accountability in our executive officers. The Compensation Committee determines the executive officers eligible for these incentives and the performance measures and other terms and conditions of these incentives for executive officers. Incentive compensation targets for our executive officers are established by the Compensation Committee as a pre-determined percentage of base salary, based on performance against specified corporate financial metrics and operational goals that are intended to provide a competitive level of compensation when these metrics and goals are achieved. The financial metrics and operational goals of our cash incentive bonus plan are intended to be challenging and in 2008, as a result of the failure to meet the required financial metrics, we did not pay any cash incentive compensation, and in 2009, 2010 and 2011, we made bonus payments equal to 87%, 100% and 116%, respectively, of the target bonus of each executive officer participating in the cash incentive bonus plan. The actual incentive award is determined according to the level of achievement against these performance objectives after the close of the relevant performance period. The Compensation Committee may exercise discretion to pay compensation even if threshold performance objectives are not achieved. We do not currently have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment but expect to adopt such a policy once the SEC has adopted rules in this regard. Our bonus plan described below is the only cash incentive program covering our executive officers.

In the fall of 2011, the Compensation Committee reviewed the proposed terms of a cash incentive bonus plan for 2012 based, in part, on analyses from Radford with respect to cash incentive bonus plans for our peer group companies. Typically, our peer group companies’ bonus plans utilize a mix of corporate and financial goals, including revenue and some type of profit metric (e.g., operating margins).

The Compensation Committee structured a cash incentive bonus plan in order to incentivize achievement of both revenue growth, the primary measure of the overall growth of our business, and the increased financial performance and operating efficiency represented by operating margin. The Compensation Committee also established non-financial operational objectives as a factor in adjusting the bonus payouts that would result directly from the level of achievement of the financial performance metrics in order to encourage the management team to focus collectively on releasing new or improved products and tests by specified dates, achievement of certain clinical trial and regulatory milestones, international expansion of our business operations, and improving the internal operational factors that contribute to the efficiency of our business operations and the margins we realize on the sale of our products (these operational metrics are discuss in further detail in “—Bonus Plan Structure” below). The bonuses to our named executive officers do not have additional individual performance objectives because the Compensation Committee believes the named executive officers have a level of responsibility for our entire business and resulting financial performance, and these corporate objectives accurately reflect our named executive officers’ performance. By structuring executive officer incentive compensation with only corporate-wide financial, strategic and operational objectives described below under “–Bonus Plan Structure,” the Compensation Committee also intends to reinforce a “team approach” to the management of, and responsibility for, our business.

Bonus Plan Structure

For the reasons described above under “–Bonus Plan Philosophy,” the Compensation Committee decided to continue our cash incentive bonus program for 2012. Whether or not a cash bonus pool would be funded, and at what levels, was determined based on a weighted curve that relates our 2012 total revenues measured against pre-determined revenue objectives, or the Revenue Objective, and our 2012 non-GAAP operating margin measured against pre-determined non-GAAP operating margin objectives, or the Operating Margin Objective, which together with the Revenue Objective, we refer to as the Financial Objectives. The results of our performance against the Revenue Objective account for 50% of bonus pool funding and the results of our performance against the Operating Margin Objective account for 50% of bonus pool funding.

The target bonus amount is the aggregate amount of all target bonuses at the 100% level, which are specified percentages of base salary depending on an employee’s salary grade, for all employees participating in the bonus plan. With respect to the Revenue Objective, if we had achieved at least 80% of the Revenue Objective, and with respect to the Operating Margin Objective, if we had achieved a non-GAAP operating margin that was no lower than the minimum threshold Operating Margin Objective, then we would have funded the cash bonus pool at the level of 50% of the aggregate target bonus amount. The cash bonus pool would be funded at increasing levels, according to level of achievement of the Revenue Objective and the Operating Margin Objective, up to a maximum of 150% of the aggregate target bonus amount for achievement of the highest Revenue Objective and the highest Operating Margin Objective.

If we had not achieved the minimum threshold Revenue Objective, then no amount would have been funded under the Revenue Objective portion of the bonus plan for 2012, and if we had not achieved the minimum threshold Operating Margin Objective, then no amount would have been funded under the Operating Margin Objective portion of the bonus plan for 2012.

In addition, a minimum level of achievement in one of the Financial Objectives is required to fund the other Financial Objective in excess of the 100% level. If we had not achieved at least 100% of the Operating Margin Objective, then the Revenue Objective portion of the bonus plan for 2012 would not be funded in excess of the 100% level. If we had not achieved at least 95% of the Revenue Objective, then the Operating Margin Objective portion of the bonus plan for 2012 would not be funded in excess of the 100% level.

If the bonus pool was funded based on the achievement of the Financial Objectives, executive officers would receive bonus payments, with each of our named executive officers receiving a bonus based upon the level of achievement of the Financial Objectives, potentially reduced by up to 15% of the bonus pool as funded, in the discretion of the Compensation Committee, based on the achievement of the following specified corporate operational goals (without weighting individual objectives and with the Committee reviewing the achievement of the goals as a whole): (1) specific diagnostic test releases in specified markets by certain target dates, (2) achievement of certain clinical trial and regulatory milestones, (3) implementation of certain operational objectives in specified international markets by certain target dates and (4) implementation of certain business management systems by certain target dates.

Bonus Plan Funding

If the Financial Objectives were achieved at 100% of the bonus targets and all of the specified corporate goals were met, each employee participating in the bonus plan would be eligible to receive a bonus equal to a specified percentage of their base salary depending on an employee’s salary grade.

Under the 2012 bonus plan:

•	100% of the bonus target amount for the Revenue Objective was $360 million and in 2012, we achieved $331 million in total revenue.

•	100% of the bonus target amount for the Operating Margin Objective was 13% and in 2012, we achieved 6.7% non-GAAP operating margin.

•	As a result of the achievement of the Revenue Objective and the Operating Margin Objective at these levels, the bonus pool was funded on a weighted curve at 36% of the target bonus pool.

•

With respect to the specified corporate goals, the Compensation Committee reviewed the various levels of achievement of the specified corporate goals and determined that the bonus funding would be reduced by 5% based on the failure to achieve by specified target dates certain clinical trial objectives, certain international regulatory objectives and the initiation of certain product sales in certain international markets.

•

Therefore, each executive officer received a bonus payment equal to 31% of their target bonus based on the bonus pool being funded at 36% of their target bonus for the achievement of the Financial Objectives, reduced by 5% as an adjustment for the various levels of achievement of the specified corporate goals.

Equity Incentives

We grant equity incentives in the form of stock options and restricted stock units, as determined by the Compensation Committee, to our executive officers to aid in their retention, to motivate them to assist us with the achievement of corporate strategic, financial and operational objectives and to align their interests with those of our shareholders by providing them with an equity stake. Because our executive officers are awarded stock options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, options will have value to our executive officers only if the market price of our common stock increases after the date of grant, creating a direct, meaningful link between shareholder value and the equity component of an executive officer’s individual compensation. Typically, our stock options vest over four years at a rate of 25% of the shares subject to the option vesting on the first anniversary of the grant date, and with respect to approximately 2.1% of the shares subject to the option vesting each month thereafter, and become exercisable as they vest.

We granted restricted stock units to our executive officers generally for the first time in 2010 and continued to do so through 2012. This decision is based, in part, upon the recommendation of Radford, based on their assessment of the peer group and broader market practices, where over 70% of the peers continue to issue restricted stock and/or restricted stock units, which are both considered full value equity, to their executive officers, and in order to carefully manage the equity burn rate of our equity incentive plan by providing our executive officers with equity incentive that results in less dilution to our shareholders. A restricted stock unit is a promise to issue shares of our common stock upon vesting, at no cost to the recipient, as opposed to an option grant, which requires payment of an exercise price. We generally granted restricted stock units to our executive officers using a 75% stock option to 25% restricted stock unit ratio, although the Compensation Committee may vary this ratio in its discretion, based on Radford’s analysis, that the median of our peer group companies grant options for 75% of their total equity grants and grant full value equity for 25% of their total equity grants. For purposes of determining the amount and mix of restricted stock units and stock options, we grant one restricted stock unit as equivalent to an option grant to purchase three shares of common stock, which enables us to carefully manage the equity burn rate of our equity incentive plan. Typically, our restricted stock unit grants vest over four years at a rate of 25% vesting on the first anniversary of the grant date, and with respect to 6.25% vesting each three months thereafter, and are settled in shares of our common stock within 30 days following the applicable date of vesting.

Additionally, our equity incentive plan requires that grants of restricted stock, restricted stock units, stock bonus awards and performance shares, collectively referred to as Full Value Equity Awards, with vesting or settlement restrictions, as applicable, based upon completion of performance goals, shall have a minimum one-year vesting or settlement restriction period and all other vesting or settlement restrictions, as applicable, for Full Value Equity Awards shall have a minimum three-year vesting or settlement restriction period, such minimum vesting or settlement restriction periods referred to as the Minimum Restriction Periods. However, we may grant Full Value Equity Awards without taking into account the Minimum Restriction Periods, so long as we do not grant more than 10% of the aggregate shares of common stock reserved and available for grant and issuance under the our equity incentive plan without the Minimum Restriction Periods.

The Compensation Committee has the authority to make equity grants to executive officers. In determining the appropriate size of equity grants, the Compensation Committee reviews market data, grants made to executive officers performing comparable functions for our peer group companies, the “in the money” as compared to “underwater” value of currently outstanding equity grants, the number of shares subject to currently outstanding equity grants that are vested as compared to unvested, and other relevant data supplied by Radford.

For stock equity grants other than to executive officers, the Compensation Committee has delegated authority to make grants to an equity incentive committee consisting of two Board members, Mr. Bishop and Dr. Persing. Such grants must be made according to specific guidelines approved by the Compensation Committee based on salary grade and job level. The Compensation Committee generally reviews the scope of this grant of delegated authority and the specific guidelines each year, and did so at its regularly scheduled second quarter meeting in 2011 and again at its regularly scheduled first quarter meeting in 2012. The equity incentive committee may grant options and/or restricted stock units, at its discretion but within the specified guidelines, with each restricted stock unit at 1:3 ratio of the equity amount set forth in the specific guidelines. Option grants are granted with an exercise price equal to the fair market value on the date of grant. All equity grants are granted on the later of the employee’s start date (in the case of new hire grants) or the date of the meeting or action by written consent of the equity incentive committee.

Equity grants typically are granted to executive officers when the executive first joins us or in connection with a significant change in responsibilities. In addition, the Compensation Committee considers performance-based annual grants for executive officers taking into account such executive’s performance, comparable equity grants to executives in the market, input from Radford, including with respect to benchmarking against our peer group, and such executive’s “in the money” as compared to “underwater” value of outstanding equity grants and then-unvested equity position in determining whether to make a grant to an executive officer in a given year. The number of shares subject to each option and/or restricted stock units granted is within the discretion of the Compensation Committee based on such factors, as well as equity grant guidelines approved by the Compensation Committee. These guidelines are established based in part on a comparative market assessment performed by Radford.

The Compensation Committee grants equity incentives to our executive officers based, in part, on a review of analyses from Radford on the equity grants made by our peer group companies to executive officers calculated both as a percentage of our total outstanding shares and the grant date fair value of the equity grants, calculated pursuant to ASC 718 for option grants and calculated using our stock price on the date of grant for restricted stock units. The Compensation Committee considered the percentage ownership of the equity grants, the number of shares subject to currently outstanding equity grants that are vested as compared to unvested and grant date fair market value of the equity grants, when approving these grants to our executive officers.

The date on which an equity award is granted is the date specified in the resolutions of our Board, or applicable committee or sub-committee of our Board, in which the grant is approved. The grant date must fall on or after the date on which the resolutions are adopted by the Board, or applicable committee or sub-committee of our Board. For stock options, the exercise price is the closing sale price of our common stock on the grant date, as reported by NASDAQ. We do not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We typically make our performance-based annual equity grants to our current executive officers at the Compensation Committee’s regularly scheduled second quarter meeting, the date of which is scheduled months in advance. Grants to newly-hired employees are made as of the later of their employment start date and the date on which the grant is approved by our Board or applicable committee or sub-committee of our Board, and grants made in connection with promotions of current employees are made as of the later of the date that the promotion is approved and the date on which the grant is approved by our Board or applicable committee or sub-committee of our Board. We do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

The Compensation Committee periodically reviews our equity usage. The Compensation Committee endeavors to ensure that our use of equity is comparable to the equity usage of other companies in our peer group, and for 2012 determined to continue using both stock options and restricted stock units, with restricted stock units considered as a 1:3 option equivalent, as equity incentives for new hires and ongoing performance grants to existing employees, with selected restricted stock grants used as special incentives.

Executive Officer Stock Ownership Policy

During 2012, the Compensation Committee adopted a stock ownership policy for our executive officers to ensure a continuing close alignment between the economic interests of our executive officers and the long-term creation of shareholder value. Under the policy, our Chief Executive Officer must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to three times his base salary, our Executive Vice Presidents must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to two times their base salary and our Senior Vice Presidents must hold shares of our common stock and/or unvested restricted stock units having an aggregate value at least equal to one times their base salary. For purposes of determining the value of the shares of our common stock and/or unvested restricted stock units held by our executive officers, (1) shares of our common stock will be deemed to have a value equal to the greater of (x) the then-current fair market value of our common stock as reported on the NASDAQ Global Market and (y) the purchase price paid for such shares of our common stock or, in the case of shares of our common stock issued upon the exercise of stock options, the exercise price paid for such shares of our common stock, or in the case of shares of our common stock issued upon the vesting of restricted stock units, the closing price of our common stock on the date such restricted stock units vested, and (2) in the case of unvested restricted stock units, the then-current fair market value of the shares of our common stock issuable upon such restricted stock units less the number of restricted stock units that, at such then-current fair market value, would be required to be forfeited to pay the withholding amounts required to be paid upon vesting and issuance of such restricted stock units. Our executive officers have five years from the date of implementation of our stock ownership policy or commencement of employment to meet the requirements of our stock ownership policy.

Severance Agreements

Under the terms of our equity-based compensation plans and change-in-control agreements, our named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment and in connection with a change-in-control of Cepheid. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2012, are described in detail in the section entitled “Potential Payments Upon Termination or Change of Control” below.

In the case of each change of control agreement, with the exception of certain severance provisions contained in our agreement with Mr. Bishop, the terms of the arrangements are standardized for our executives and are based solely on their employment grade level. The terms of our severance arrangement with Mr. Bishop were set through the course of arms-length negotiations with Mr. Bishop. When setting the terms of this arrangement, including the amounts payable and triggering events, the Compensation Committee discussed the terms of the same or similar arrangements for comparable executives employed by companies of similar size and complexity with which we compete for talent at the executive level.

These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in our industry. All of our change of control arrangements are “double trigger,” meaning that severance payments and acceleration of vesting of equity awards are not awarded upon a change of control unless, following the change of control, the executive’s employment is terminated or there is a significant diminution in the nature or scope of the executive’s authority, title, function or duties, a 10% reduction in the executive’s annual base salary or 25% reduction in his or her target bonus opportunity, or a required relocation beyond 50 miles from his or her current employment location, in each case, within 12 months following the transaction. In addition, Mr. Bishop is eligible to receive certain severance benefits, as described in detail below, upon a termination without cause in the absence of a change in control.

We believe the structure of our “double trigger” change of control arrangements protects shareholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any such change of control arrangements, our executives could be less motivated to pursue a potential acquisition even if such a transaction would benefit our shareholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. If we offered “single trigger” change of control arrangements, meaning that our executives would receive benefits upon an acquisition even if their employment was not terminated, we could become less attractive to potential acquirors, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive acceleration payments in connection with such a transaction and would no longer be required to continue employment to earn the remainder of their equity awards. We believe the “double trigger” structure strikes an appropriate balance between these alternatives because it motivates our executives to both pursue transactional opportunities that would provide the greatest benefit to shareholders, and to continue providing services to the surviving company following such a transaction, increasing our value to potential acquirers and, as a result, to our shareholders.

In the event that payments made under any of our change of control arrangements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, our change of control agreements provide that the executive officer may accept a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up” or additional amount to the executive to offset the impact of the excise tax under 280G.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, our employee stock purchase plan and our 401(k) plan, for which we offer matching of employee contributions, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at our peer group companies. We do not provide pension arrangements or similar benefits to our executives or employees other than our 401(k) plan. Certain of our named executive officers receive reimbursement for housing or commuting costs, as described further below.

Details of Compensation Paid to our Named Executive Officers

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “—Compensation Objectives” and “—Components of Compensation.” A description of the application of those policies and practices to each of the named executive officers for the year ended December 31, 2012 is set forth below.

Chief Executive Officer

As our Chief Executive Officer, John L. Bishop is the general manager of our entire business and is responsible for overseeing all of our corporate functions and directing our management team to achieve our strategic, financial and operating goals. Working in concert with our Board of Directors, our Chief Executive Officer formulates current and long-term strategic company plans and objectives. He also represents Cepheid to the investment community. Commencing in February 2013, Mr. Bishop is also serving as the Chairman of our Board of Directors, for which he does not receive additional compensation. The Compensation Committee determines compensation for our Chief Executive Officer using the same factors it uses for other executives. In assessing the compensation paid to our Chief Executive Officer, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

Mr. Bishop’s total compensation for fiscal 2012 was $3,776,595, which includes $2,957,970 of equity award compensation calculated at an aggregate grant date fair value under ASC 718. In the view of the Compensation Committee, Mr. Bishop’s compensation is commensurate with the extensive scope of his responsibilities, the current market for executive talent, particularly chief executive officers, the results of a benchmarking analysis, and input from Radford, our independent compensation consultant.

Base Salary. The Compensation Committee determined that Mr. Bishop’s base salary would be unchanged and remain at $575,000 in 2012. Mr. Bishop’s base salary of $575,000 was slightly below the 50th percentile level, however, Mr. Bishop’s base salary and housing allowance (discussed below), in the aggregate, was between the 50th and 60th percentile levels of base salaries paid to chief executive officers at our peer group companies.

Cash Incentive. For fiscal year 2012, Mr. Bishop was awarded cash incentive compensation of $160,425, representing 28% of his annual base salary for 2012, or 31% of his target bonus of 90% of his base salary. This bonus was based entirely upon Cepheid’s achievement of its financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2012, the Compensation Committee approved the grant to Mr. Bishop of an option to purchase 153,750 shares of our common stock and 17,000 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. These equity grants were below the 50th percentile level, when reviewing the percentage of ownership analysis, and within the range of the 60th to 75th percentile levels, when reviewing the grant date fair value analysis, of equity grants to chief executive officers at peer group companies. The Compensation Committee approved these grants in April 2012 based on Mr. Bishop’s performance and to continue to incentivize his future performance and drive returns for our shareholders, as well as upon a review of competitive equity incentive data for chief executive officers of our peer group companies. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, and approximately consistent with the targeted 60th percentile level described in “—Compensation Objectives.”

Other Compensation. As part of his employment agreement, we rent a one-bedroom corporate apartment for Mr. Bishop near our headquarters, and reimburse his commuting expenses to and from his permanent home in Chicago, Illinois to the San Francisco Bay Area. In 2012, these housing and commuting expenses totaled $77,989. We agreed to provide these benefits to Mr. Bishop as the Compensation Committee believed that it was necessary to retain Mr. Bishop’s services in light of the fact that his permanent residence is outside of the San Francisco Bay Area. The Compensation Committee considered the value of this additional compensation in evaluating Mr. Bishop’s total compensation package.

Executive Vice President, Chief Financial Officer

As our Executive Vice President and Chief Financial Officer, Andrew D. Miller is responsible for financial budgeting and planning, financial accounting, financial and treasury operations, investor relations, tax management and information technology. In 2012, Mr. Miller received aggregate cash and equity compensation of $3,076,620, which includes $2,599,338 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. In connection with Mr. Miller’s promotion from Senior Vice President, Chief Financial Officer to Executive Vice President, Chief Financial Officer, effective as of January 3, 2012, the Compensation Committee approved an increase in Mr. Miller’s base salary to $415,000 in 2012, reflecting a $9,000 increase from 2011. Mr. Miller’s base salary of $415,000 was higher than the 75th percentile level of base salaries paid to chief financial officers at our peer group companies. The Compensation Committee determined that this increase was appropriate given Mr. Miller’s performance and the extremely competitive market for qualified chief financial officers among our peer group companies and companies outside our industry.

Cash Incentive. Mr. Miller was awarded cash incentive compensation of $57,893, representing 14% of his annual base salary for 2012, or 31% of his target bonus of 45% of his base salary. This bonus was based entirely upon our achievement of the financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In January 2012 and April 2012, Mr. Miller was granted an option to purchase 90,000 and 48,750 shares, respectively, of our common stock and 10,000 and 5,417 restricted stock units, respectively. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants based upon Mr. Miller’s performance, the value of his existing vested equity as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, noting that these grants were below the targeted 60th percentile level on a percentage-of-company basis and above the targeted 60th percentile level on a grant date value basis described in “—Compensation Objectives” because the grant date fair value used in calculating the equity grants was higher than the average stock price for our peer group companies.

Executive Vice President, Worldwide Commercial Operations

As our Executive Vice President, Worldwide Commercial Operations, during 2012, Mr. Arnold was responsible for leading our global sales and marketing organization, including managing our marketing programs, our direct sales force and our relationships with distribution partners around the world. In 2012, Mr. Arnold received aggregate cash and equity compensation of $1,396,210, which includes $938,848 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below. In January 2013, Mr. Arnold’s employment with us was terminated.

Base Salary. In February 2012, the Compensation Committee approved consolidating Mr. Arnold’s aggregate housing allowance of $42,000 into his base salary, which resulted in an increase in Mr. Arnold’s base salary to $397,400 in 2012. As a result of the base salary increase during the year, Mr. Arnold received $394,079 in base salary in 2012. Mr. Arnold’s base salary of $397,400 was greater than the 75th percentile level of base salaries paid to top marketing and sales executives at our peer group companies.

Cash Incentive. Mr. Arnold was awarded cash incentive compensation of $55,437, representing 14% of his annual base salary for 2012, or 31% of his target bonus of 45% of his base salary. This bonus was based entirely upon Cepheid’s achievement of its financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2012, Mr. Arnold was granted an option to purchase 48,750 shares of our common stock and 5,417 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants on the basis of Mr. Arnold’s performance, the value of his existing vested as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, noting that these grants were below the targeted 60th percentile level on a percentage-of-company basis and above the targeted 60th percentile level on a grant date value basis described in “—Compensation Objectives” because the grant date fair value used in calculating the equity grants was higher than the average stock price for our peer group companies.

Executive Vice President, Chief Medical and Technology Officer

As our Executive Vice President, Chief Medical and Technology Officer, David H. Persing oversees our research and development programs, including our diagnostic target selection and validation, our advanced reagent development team in Bothell, Washington, our research and development operations in Bromma, Sweden, our microRNA research operations in Toulouse, France, and our scientific advisory board. These operations are essential to our development of new products and to expanding the applications of our existing products. In 2012, Dr. Persing received aggregate cash and equity compensation of $1,456,926, which includes $938,848 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. In February 2012, the Compensation Committee approved consolidating Dr. Persing’s aggregate housing allowance of $36,000 into his base salary, which resulted in an increase in Dr. Persing’s base salary to $450,500 in 2012. As a result of the base salary increase during the year, Dr. Persing received $448,079 in base salary in 2012. Dr. Persing’s base salary of $450,500 was greater than the 75th percentile level of base salaries paid to chief medical officers at our peer group companies.

Cash Incentive. Dr. Persing was awarded cash incentive compensation of $62,845, representing 14% of his annual base salary for 2012, or 31% of his target bonus of 45% of his base salary. This bonus was based entirely upon Cepheid’s achievement of its financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2012, Dr. Persing was granted an option to purchase 48,750 shares of our common stock and 5,417 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants on the basis of Dr. Persing’s performance, the value of his existing vested as compared to unvested equity and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, noting that these grants were below the targeted 60th percentile level on a percentage-of-company basis and above the targeted 60th percentile level on a grant date value basis described in “—Compensation Objectives” because the grant date fair value used in calculating the equity grants was higher than the average stock price for our peer group companies.

Executive Vice President, Chief Operating Officer

As our Executive Vice President, Chief Operating Officer, Humberto Reyes is responsible for overseeing our worldwide operations, including engineering, manufacturing, systems integration and supply chain management. In benchmarking Mr. Reyes to comparable executive officers at our peer group companies, we benchmark Mr. Reyes to both top operations executives and chief operating officers based on his responsibilities compared to the job responsibilities for top operations executives and chief operating officers at our peer group companies. In 2012, Mr. Reyes received aggregate cash and equity compensation of $1,399,187, which includes $938,848 of equity award compensation calculated at an aggregate grant date fair value under ASC 718, as detailed in our Summary Compensation Table below.

Base Salary. The Compensation Committee determined that Mr. Reyes’ base salary would be unchanged and remain at $400,000 in 2012. Mr. Reyes’ base salary of $ $400,000 was higher than the 75th percentile level of base salaries paid to the top operations executive at our peer group companies and approximately equal to the 50th percentile level of base salaries paid to chief operating officers at our peer group companies. Because Mr. Reyes’ responsibilities compare to those of both the senior operations officer and chief operating officer at different companies in our peer group, we benchmark his compensation against both groups of comparable executives. Chief operating officers, who generally receive higher compensation than the senior operations officers that are not chief operating officers, also direct the sales function at many of these companies; Mr. Reyes does not have this additional responsibility at Cepheid.

Cash Incentive. Mr. Reyes was awarded cash incentive compensation of $55,800, representing 14% of his annual base salary for 2012, or 31% of his target bonus of 45% of his base salary. This bonus was based entirely upon Cepheid’s achievement of its financial and corporate objectives described above.

Equity-Based Long-Term Incentive. In April 2012, Mr. Reyes was granted an option to purchase 48,750 shares of our common stock and 5,417 restricted stock units. These grants were made pursuant to our 2006 Equity Incentive Plan. The option grant had an exercise price equal to 100% of the fair market value of our common stock on the date of grant and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The restricted stock unit grant will vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal quarterly installments over the following three years. The Compensation Committee approved these equity grants in consideration of Mr. Reyes’ performance, the value of his existing vested as compared to unvested equity, to ensure that his compensation remained competitive with that of comparably situated executives in our peer group. These equity grants are more than the 75th percentile level of annual equity grants to top operations executives at our peer group companies and w ithin the range of the 60th to 75th percentile levels of annual option grants to chief operating officers at our peer group companies. The Compensation Committee determined that these equity grants were appropriate pursuant to these criteria, noting that these grants were below the targeted 60th percentile level on a percentage-of-company basis and above the targeted 60th percentile level on a grant date value basis described in “—Compensation Objectives” because the grant date fair value used in calculating the equity grants was higher than the average stock price for our peer group companies.

Material Terms of Employment Agreements

John L. Bishop. In January 2007 we entered into a new employment agreement with Mr. Bishop. The employment agreement provided for an initial base salary of $450,000, to be reviewed annually and which has since been increased by the Compensation Committee as described above, and a target bonus of at least 40% of his base salary, which has since been increased by the Compensation Committee as described above, determined by the degree of achievement of certain performance goals and objectives to be determined by the Compensation Committee. We pay for Mr. Bishop’s housing in the San Francisco Bay Area and for commuting expenses for travel between his permanent home in Chicago, Illinois and Sunnyvale, California.

Other than following a change of control event, upon Mr. Bishop’s termination other than for cause, as defined below, or upon a constructive termination, Mr. Bishop is entitled to receive a lump sum payment equal to twelve months of his then current base salary and a prorated portion of his target cash bonus for the year of termination, accelerated vesting of 50% of his then unvested stock options and restricted shares, and twelve months of paid COBRA health insurance premiums.

If Mr. Bishop is terminated without cause or he is constructively terminated within one year following a change of control event, Mr. Bishop is entitled to receive a lump sum payment equal to 24 months of his then current base salary and full target cash bonus for the year of termination, accelerated vesting of all of his then unvested stock options and restricted shares, and 24 months of paid COBRA health insurance premiums.

For purposes of Mr. Bishop’s employment agreement, cause means:

•	a failure to perform his duties after notice and an opportunity to cure;

•	misconduct injurious to us;

•	a conviction of, or a guilty or no contest plea to, a felony charge;

•	acts of fraud against us, misappropriation of our property or dishonesty affecting our business or affairs;

•	a breach of any agreement with us, including those regarding confidentiality and proprietary information; or

•	a failure or refusal to carry out the reasonable directives of Cepheid, following notice and an opportunity to cure.

Constructive termination, as defined in Mr. Bishop’s employment agreement, means Mr. Bishop’s voluntary termination of his employment with us due to:

•	a significant reduction in the nature or scope of his authority, title, function or duties;

•	a reduction in his base salary of 10% or more or in his target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of his employment agreement;

•	a forced relocation of his primary workplace; or

•	the failure of any successor of Cepheid to assume his employment agreement;

contingent, in each case, upon Mr. Bishop providing us with notice and an opportunity to cure after he determines that one of the foregoing conditions has occurred. If payments made under this agreement would trigger the accrual of excise tax pursuant to Section 280G of the Code, Mr. Bishop has the option of accepting a lesser payment that would avoid incurring this additional tax. We will not pay any “gross up,” or additional amount to Mr. Bishop to offset the impact of the excise tax under 280G.

Andrew D. Miller. We entered into an employment offer letter with Mr. Miller, our Executive Vice President, Chief Financial Officer, in February 2008. Under the terms of the offer letter, Mr. Miller received an annual base salary of $375,000 in 2008, which has since been increased by the Compensation Committee as described above, and was guaranteed a 2008 cash bonus of 35% of his base salary, prorated for the portion of 2008 during which he was employed by us, equal to $93,949. In 2009 and beyond, the offer letter provides that he will be eligible to receive a cash bonus of up to 35% of his base salary, which has since been increased as described above. In addition, the offer letter provided Mr. Miller with an option to purchase 200,000 shares of Cepheid’s common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in April 2008. We also entered into a change of control and severance agreement with Mr. Miller that is described below.

Nicolaas Arnold. We entered into an employment offer letter with Mr. Arnold, our Executive Vice President, Worldwide Commercial Operations, in September 2009. Under the offer letter, Mr. Arnold received an annual salary of $325,000, which has since been increased by the Compensation Committee as described above, and was granted an option to purchase 200,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the first date of employment. In 2010 and beyond, the offer letter provides that he will be eligible to receive a cash bonus of up to 40% of his base salary, which has since been increased as described above. We also entered into a change of control and severance agreement with Mr. Arnold that is described below. In January 2013, Mr. Arnold’s employment with us was terminated.

David H. Persing. We entered into an employment offer letter with Dr. Persing, our Executive Vice President and Chief Medical and Technology Officer, in July 2005. Under the offer letter, Dr. Persing received an annual salary of $350,000, which has since been increased by the Compensation Committee as described above, and was granted an option to purchase 350,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. Pursuant to the offer letter, he is eligible to receive an annual bonus equal to up to 35% of his base annual salary, which has since been increased as described above. Dr. Persing received a bonus of $50,000 for signing the employment contract. We also entered into a change of control and severance agreement with Dr. Persing that is described below.

Humberto Reyes. We entered into an employment offer letter with Mr. Reyes, our Executive Vice President, Chief Operating Officer, in November 2004. Under the offer letter, Mr. Reyes received an annual salary of $250,000, which has since been increased by the Compensation Committee as described above, and was granted an option to purchase 135,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the first date of employment. We also entered into a change of control and severance agreement with Mr. Reyes that is described below.

Change of Control Retention and Severance Agreements for Andrew Miller, Nicolaas Arnold, David Persing and Humberto Reyes. We entered into change of control retention and severance agreements with Dr. Persing in November 2008, Messrs. Miller and Reyes in December 2008 and Mr. Arnold in September 2009, each as amended in April 2010. Under these agreements, if either a termination of employment by us other than for cause, or a termination by the executive following a diminution of responsibilities, occurs within one year of a change of control event, Mr. Miller will receive a lump sum payment equal to 15 months’ base salary, which was increased to 18 months’ base salary upon his promotion to Executive Vice President, and Dr. Persing and Messrs. Arnold and Reyes will receive a lump sum payment equal to 18 months’ base salary. All outstanding shares and equity awards held by such person prior to the change of control event will become fully vested and exercisable and any outstanding equity awards that are subject to a right of repurchase, right of forfeiture or similar right shall be released from such right and shall be fully vested. The change of control retention and severance agreements also provide that each will receive a payment equal to 100% of the targeted incentive bonus amount for the year in which he was terminated. We believe this provision is necessary in order to keep our executives focused on achieving the key financial and strategic objectives to which the bonuses are connected during the pendency of and following a change of control transaction following which they may be terminated. The change of control retention and severance agreements further provide that a change of control event includes a change in the makeup of our board of directors, such that incumbent directors no longer constitute a majority of the directors, which we believe is necessary in light of the increasing prevalence of hostile takeover transactions, and the significant management distraction that would result should such a potential transaction occur, following which our executive officers could be terminated.

Cause is defined in the amended and restated change of control retention and severance agreements to mean:

•	failure to perform any reasonable and lawful duty of such executive’s position or failure to follow the lawful written directions of the Chief Executive Officer;

•	commission of an act that constitutes misconduct and is injurious to Cepheid or any subsidiary;

•	conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•	commission of an act of fraud against, or the misappropriation of property belonging to, Cepheid or any subsidiary;

•	commission of an act of dishonesty in connection with such executive’s responsibilities as an employee and affecting the business or affairs of Cepheid;

•	breach of any confidentiality, proprietary information or other agreement with Cepheid or any subsidiary; or

•	failure or refusal to carry out reasonable directives of Cepheid.

Diminution of responsibilities is defined in the amended and restated change of control retention and severance agreements to mean:

•	a significant reduction in the nature or scope of authority, title, function or duties in effect immediately prior to the change of control;

•	a reduction in base salary of 10% or more or in target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of such executive’s amended and restated change of control retention and severance agreement;

•	a forced relocation of such executive’s primary office in excess of fifty miles of that executive’s office immediately prior to the change of control; or

•	the failure of any successor of Cepheid to assume amended and restated change of control retention and severance agreement.

In the event that payments made under these agreements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, each executive officer has the option of accepting a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up,” or additional amount, to the executive to offset the impact of the excise tax under 280G.

Prohibition on Equity Hedging Transactions

We have a policy prohibiting members of our board of directors, executive officers, employees or consultants from engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts, with regard to our securities.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Cepheid has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Dean O. Morton, Chair

Hollings C. Renton

Glenn D. Steele, Jr.

SUMMARY OF EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2010, 2011 and 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
John L. Bishop,	2012	577,211	—	607,240	2,350,730	160,425	(2)	80,989	(3)	3,776,595
Chairman and Chief	2011	566,827	—	787,125	2,652,390	500,250		69,634		4,576,225
Executive Officer	2010	537,500	—	409,400	1,694,543	330,000		58,399		3,029,842
Andrew D. Miller,	2012	416,389	—	533,595	2,065,743	57,893	(2)	3,000		3,076,620
Executive Vice	2011	400,942	—	125,940	530,478	176,610		2,690		1,236,660
President, Chief	2010	387,981	—	409,400	377,641	136,500		2,690		1,314,212
Financial Officer
Nicolaas Arnold,	2012	394,079	—	193,495	745,353	55,437	(2)	7,846		1,396,210
Executive Vice	2011	352,000	—	125,940	530,478	175,212		45,141		1,228,771
President, Worldwide	2010	340,961	—	112,585	—	138,000		45,141		636,687
Commercial Operations
David H. Persing,	2012	448,079	—	193,495	745,353	62,845	(2)	7,154		1,456,926
Executive Vice	2011	409,302	—	152,167	640,994	204,349		39,290		1,446,102
President, Chief	2010	397,785	—	110,886	472,051	159,440		24,942		1,165,104
Medical and
Technology Officer and Director
Humberto Reyes,	2012	401,539	—	193,495	745,353	55,800	(2)	3,000		1,399,187
Executive Vice	2011	390,192	—	157,425	663,098	197,200		5,810		1,413,725
President, Chief	2010	365,150	—	110,886	472,051	148,000		5,810		1,101,897
Operating Officer

(1)	The amounts in this column represent the grant date fair value of these awards, without reflecting forfeitures, computed in accordance with ASC 718 of all awards to the named executive officer. The calculation of the grant date fair value in accordance with ASC 718 takes into account expected volatility, which is a measure of the amount by which the our stock price is expected to fluctuate during the term of the options. The expected volatility of our stock price is high relative to similarly situated companies, which has the effect of increasing the grant date fair value of these awards. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 8, “Shareholders’ Equity–Stock-Based Compensation,” of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013.

(2)	Represents amount payable for 2012 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2011 that was paid in 2013.
(3)	Consists of reimbursement of commuting and housing expenses in the amount of $77,989.

2012 Grants of Plan-Based Awards Table

The table below summarizes grants made to each of our named executive officers for the fiscal year ended December 31, 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other: Option Awards: Number of Shares Underlying	Exercise	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Stock or Units (#) (2)	Options (#) (3)	Price of Option Awards ($/share)	Option Awards($) (4)
John L. Bishop	N/A	258,750	517,500	776,250	—	—	—	—
	4/24/2012	—	—	—	—	153,750	35.72	$2,350,730
	4/24/2012	—	—	—	17,000	—	—	$607,240
Andrew D. Miller	N/A	93,375	186,750	280,125	—	—	—	—
	1/3/2012	—	—	—	—	90,000	34.01	$1,320,390
	1/3/2012	—	—	—	10,000	—	—	$340,100
	4/24/2012	—	—	—	—	48,750	35.72	$745,353
	4/24/2012	—	—	—	5,417	—	—	$193,495
Nicolaas Arnold	N/A	89,415	178,830	268,245	—	—	—	—
	4/24/2012	—	—	—	—	48,750	35.72	$745,353
	4/24/2012	—	—	—	5,417	—	—	$193,495
David H. Persing	N/A	101,362	202,725	304,088	—	—	—	—
	4/24/2012	—	—	—	—	48,750	35.72	$745,353
	4/24/2012	—	—	—	5,417	—	—	$193,495
Humberto Reyes	N/A	90,000	180,000	270,000	—	—	—	—
	4/24/2012	—	—	—	—	48,750	35.72	$745,353
	4/24/2012	—	—	—	5,417	—	—	$193,495

(1)	Represents threshold, target and maximum possible payments pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2011.
(2)	Number of restricted stock units granted under Cepheid’s 2006 Equity Incentive Plan.
(3)	Number of shares underlying stock option grant made under Cepheid’s 2006 Equity Incentive Plan.
(4)	The amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718 of all awards to the named executive officer in 2012. The calculation of the grant date fair value in accordance with ASC 718 takes into account expected volatility, which is a measure of the amount by which the our stock price is expected to fluctuate during the term of the options. The expected volatility of our stock price is high relative to similarly situated companies, which has the effect of increasing the grant date fair value of these awards.

2012 Outstanding Equity Awards at Fiscal Year-End

The table below summarizes outstanding equity awards held by each of our named executive officers at December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John L. Bishop	—	—		—	—	17,000	(1)	561,680
	—	—		—	—	15,625	(3)	516,250
	—	—		—	—	7,500	(4)	247,800
	—	153,750	(5)	35.72	4/24/2019	—		—
	75,000	105,000	(7)	31.49	4/25/2018	—		—
	116,666	58,334	(8)	20.47	4/29/2017	—		—
	100,833	9,167	(9)	8.43	4/28/2016	—		—
	125,000	—	(10)	19.85	4/24/2015	—		—
	150,000	—	(10)	11.94	4/25/2014	—		—
	134,799	—	(10)	9.18	4/27/2013	—		—
	50,000	—	(10)	9.08	4/27/2015	—		—
	200,000	—	(10)	7.35	4/29/2014	—		—
Andrew D. Miller	—	—		—	—	5,417	(1)	178,978
	—	—		—	—	10,000	(2)	330,400
	—	—		—	—	2,500	(3)	82,600
	—	—		—	—	7,500	(4)	247,800
	—	48,750	(5)	35.72	4/24/2019	—		—
	—	90,000	(6)	34.01	1/3/2019	—		—
	15,000	21,000	(7)	31.49	4/25/2018	—		—
	6,501	13,000	(8)	20.47	4/29/2017	—		—
	6,666	3,334	(9)	8.43	4/28/2016	—		—
Nicolaas Arnold	—	—		—	—	5,417	(1)	178,978
	—	—		—	—	2,500	(3)	82,600
	—	—		—	—	2,063	(4)	68,162
	—	48,750	(5)	35.72	4/24/2019	—		—
	15,000	21,000	(7)	31.49	4/25/2018	—		—
	73,333	41,667	(11)	14.93	10/13/2016	—		—
David H. Persing	—	—		—	—	5,417	(1)	178,978
	—	—		—	—	3,020	(3)	99,781
	—	—		—	—	2,031	(4)	67,104
	—	48,750	(5)	35.72	4/24/2019	—		—
	18,125	25,375	(7)	31.49	4/25/2018	—		—
	32,499	16,251	(8)	20.47	4/29/2017	—		—
	59,583	5,417	(9)	8.43	4/28/2016	—		—
	75,000	—	(10)	19.85	4/24/2015	—		—
	60,000	—	(10)	11.94	4/25/2014	—		—
	15,000	—	(10)	7.38	8/29/2015	—		—
	5,000	—	(10)	7.38	8/29/2015	—		—
	5,000	—	(10)	7.35	4/29/2014	—		—
Humberto Reyes	—	—		—	—	5,417	(1)	178,978
	—	—		—	—	3,125	(3)	103,250
	—	—		—	—	2,031	(4)	67,104
	—	48,750	(5)	35.72	4/24/2019	—		—
	18,750	26,250	(7)	31.49	4/25/2018	—		—
	12,187	16,251	(8)	20.47	4/29/2017	—		—
	16,250	5,417	(9)	8.43	4/28/2016	—		—
	4,688	—	(10)	19.85	4/24/2015	—		—

(1)	Restricted stock units vested as to 1/4th of the restricted stock units on April 24, 2013 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 24, 2016.
(2)	Restricted stock units vested as to 1/4th of the restricted stock units on January 3, 2013 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on January 3, 2016.
(3)	Restricted stock units vested as to 1/4th of the restricted stock units on April 25, 2012 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 29, 2015.
(4)	Restricted stock units vested as to 1/4th of the restricted stock units on April 29, 2011 and as to 1/16th of the restricted stock units quarterly thereafter until fully vested on April 29, 2014.
(5)	Option vested as to 1/4th of the shares of common stock underlying it on April 24, 2013 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2016.
(6)	Option vested as to 1/4th of the shares of common stock underlying it on January 3, 2013 and as to 1/48th of the underlying shares monthly thereafter until fully vested on January 3, 2016.
(7)	Option vested as to 1/4th of the shares of common stock underlying it on April 25, 2012 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2015.
(8)	Option vested as to 1/4th of the shares of common stock underlying it on April 29, 2011 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2014.
(9)	Option vests as to 1/4th of the shares of common stock underlying it on April 28, 2010 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 28, 2013.
(10)	Fully vested option.
(11)	Option vests as to 1/4th of the shares of common stock underlying it on October 13, 2011 and as to 1/48th of the underlying shares monthly thereafter until fully vested on October 13, 2014.

2012 Option Exercises and Stock Vested

The table below summarizes the stock option exercises and stock awards vested for each of our named executive officers for the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John L. Bishop	72,088	2,637,986	14,375	512,990
Andrew D. Miller	79,499	1,862,740	6,500	234,360
Nicolaas Arnold	55,000	1,460,010	2,875	102,930
David H. Persing	61,750	2,255,195	3,167	113,238
Humberto Reyes	133,957	3,610,661	3,229	115,429

Potential Payments upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon termination of employment or a change in our control under each situation listed below, assuming, in each situation, that our named executive officers were terminated on December 31, 2012. For descriptions of the agreements pursuant to which these payments may be made, please see the section above entitled “Material Terms of Employment Agreements.”

	Voluntary termination or termination for cause ($)	Not within 1 year of a change of control				Within 1 year of a change of control
Executive benefits and payments upon termination:		Termination other than for cause ($)		Constructive termination ($)		Termination other than for cause ($)		Constructive termination ($)		Death ($)	Disability ($)
John L. Bishop:
Base salary	—	575,000		575,000		1,150,000		1,150,000		—	—
Bonus	—		(2)		(2)	517,500		517,500		—	—
Medical continuation	—		(3)		(3)		(4)		(4)	—	—
Value of accelerated equity grants(1)	—	1,311,108		1,311,108		2,622,217		2,622,217		—	—
Andrew D. Miller:
Base salary	—	—		—		622,500		622,500		—	—
Bonus	—	—		—		186,750		186,750		—	—
Medical continuation	—	—		—						—	—
Value of accelerated equity grants(1)	—	—		—		1,169,348		1,169,348		—	—
Nicolaas Arnold:
Base salary	—	—		—		596,100		596,100		—	—
Bonus	—	—		—		178,830		178,830		—	—
Medical continuation	—	—		—						—	—
Value of accelerated equity grants(1)	—	—		—		838,631		838,631		—	—
David H. Persing:
Base salary	—	—		—		675,750		675,750		—	—
Bonus	—	—		—		202,725		202,725		—	—
Medical continuation	—	—		—						—	—
Value of accelerated equity grants(1)	—	—		—		770,067		770,067		—	—
Humberto Reyes:
Base salary	—	—		—		600,000		600,000		—	—
Bonus	—	—		—		180,000		180,000		—	—
Medical continuation	—	—		—						—	—
Value of accelerated equity grants(1)	—	—		—		775,701		775,701		—	—

(1)	Calculated based on the closing price of Cepheid’s common stock of $33.86 on December 31, 2012, the last business day of our most recently completed fiscal year, multiplied by the number of shares subject to outstanding equity awards, less, in the case of outstanding options, the aggregate exercise price of the option.
(2)	Mr. Bishop would receive a pro-rated portion of his target cash bonus for the year of termination.
(3)	Mr. Bishop would be entitled to receive 12 months of COBRA health insurance premiums.
(4)	Mr. Bishop would be entitled to receive 24 months of COBRA health insurance premiums.

Accounting and Tax Implications of Our Compensation Policies

We account for equity compensation granted to our employees under Financial Accounting Standards Board, Accounting Standards Codification 718 “Compensation-Stock Compensation,” or ASC 718, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, grants of restricted stock unit awards and restricted stock, if applicable, that are not subject to performance vesting and are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, may not be fully deductible by us at the time the award is otherwise taxable to employees.

Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and our other named executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year, subject to certain conditions. The Compensation Committee generally seeks to structure compensation amounts and equity plans that meet the deductibility requirements under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. In addition, the Compensation Committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because (1) a number of requirements must be satisfied in order for the compensation to qualify, and (2) uncertainties as to the application and interpretation surrounding this section currently exist. Also, the Compensation Committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A so as to avoid such potential adverse tax consequences.

Risks from Compensation Policies and Practices

The Compensation Committee reviews our compensation policies and practices to determine areas of resulting risk and the actions that we have taken, or should take, to mitigate any such identified risk. As part of this review, the Compensation Committee engaged Radford to deliver a report and assist with risk assessment of our compensation policies and programs. Based on the Compensation Committee’s review of our compensation policies and practices and Radford’s report, we do not believe that any risks relating from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on our business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2012, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

RELATED PERSON TRANSACTION POLICY

It is our practice to review all transactions with related parties (referred to herein as “related party transactions”) as they arise. Related parties are identified by our finance, accounts payable and legal departments, who, among other things, review questionnaires submitted to our directors and officers on an annual basis and monitor Schedule 13Ds and 13Gs filed with the SEC. Pursuant to its written charter, the Audit Committee reviews the fairness of any proposed material transactions with related parties, with the exception of transactions that are reviewed by the Compensation Committee, and makes recommendations thereon to our Board of Directors. Any other related party transaction is reviewed by either our general counsel, outside legal counsel, or Chief Financial Officer, who examine, among other things, the approximate dollar value of the transaction and the material facts surrounding the related party’s interest in, or relationship to, the related party transaction.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee Cepheid’s financial, accounting, and reporting processes, Cepheid’s system of internal accounting and financial controls, the audit process, and our independent auditor’s qualifications, independence and performance. In furtherance of this purpose, the Audit Committee shall, among other things:

•	monitor the integrity of Cepheid’s financial statements;

•	review Cepheid’s major risk exposures and the steps taken by management to monitor or address such exposures;

•

monitor the periodic reviews of Cepheid’s accounting and financial reporting process and systems of internal control that are conducted by Cepheid’s independent registered public accounting firm and Cepheid’s financial and senior management;

•

review and evaluate the independence, judgment, and performance of Cepheid’s independent registered public accounting firm, approve all audit and non-audit services to be performed by the independent registered public accounting firm, including a review of the overall scope, planning, and staffing of such services, and select, oversee and compensate Cepheid’s independent registered public accounting firm; and

•	hire the independent registered public accounting firm, evaluate the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm.

Each of the members of the Audit Committee meets the independence and financial experience requirements of the Securities and Exchange Commission and the listing standards of the NASDAQ Global Market. Thomas D. Brown, Cristina H. Kepner and Dean O. Morton are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. Further, each member of the Audit Committee does not participate in the preparation of Cepheid’s financial statements, and has not so participated at any time during the past three years.

Management has the primary responsibility for the system of internal controls and the financial reporting process, and for the preparation of financial statements in accordance with generally accepted accounting principles and the provision of all required certifications relating to those financial statements. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

In this context and in connection with the audited financial statements contained in Cepheid’s Annual Report on Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements with Cepheid’s management;

•

discussed with Ernst & Young LLP, Cepheid’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard AU 380 (“The Auditors Communications With Those Charged With Governance”) and Rule 2-07 of SEC Regulation S-X (“Communications With Audit Committees”);

•

reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (“Communication with Audit Committees Concerning Independence”) and has discussed with the Ernst & Young LLP its independence of Cepheid;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in Cepheid’s 2012 Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

In addition, the Audit Committee selected Ernst & Young LLP as Cepheid’s independent registered public accounting firm for our fiscal year ending December 31, 2013.

AUDIT COMMITTEE

Cristina H. Kepner, Chair

Thomas D. Brown

Dean O. Morton

SHAREHOLDER PROPOSALS

The deadline for submitting a shareholder proposal for inclusion in Cepheid’s proxy statement and form of proxy for our 2014 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 25, 2013. Submissions must be received by Cepheid at our principal executive offices. Shareholders wishing to submit proposals or director nominations that are not to be included in our proxy statement and form of proxy must do so in accordance with our bylaws and no later than December 31, 2013. Any submissions not received in the manner described above will not be considered.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Cepheid’s directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were timely met during our most recent fiscal year, except as follows: Andrew D. Miller filed a late Form 4 reporting the vesting of restricted stock units. Each of Thomas D. Brown, Robert J. Easton, Cristina H. Kepner and Glenn D. Steele, Jr., M.D., Ph.D. filed late a Form 4 reporting the issuance of fully-vested shares of common stock in lieu of director cash retainer fees. John L. Bishop filed a late Form 4 reporting the exercise of stock options and sale of common stock. Joseph H. Smith filed an amended Form 4 to include the exercise of a stock option. Thomas L. Gutshall filed a late Form 5 reporting gifts during 2012.

SHAREHOLDER COMMUNICATIONS

Any shareholder wishing to communicate with our Board of Directors regarding Cepheid may write to the Board, c/o Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Secretary of Cepheid will forward these communications directly to the director(s), except for spam, mass mailings, advertisements, or offensive or inappropriate material. The independent directors of the Board of Directors review and approve the shareholder communication process periodically to ensure effective communications with shareholders.

DIRECTOR ATTENDANCE AT THE ANNUAL MEETING

Cepheid’s policy is to encourage members of its Board of Directors to attend the annual meeting of shareholders and generally schedules a meeting of the Board of Directors on the date of the annual meeting to make it more convenient for them to do so. In 2012, all of the directors then in office attended Cepheid’s annual meeting of shareholders.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the annual meeting of shareholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

PROXY

CEPHEID

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

March 25, 2013

The undersigned shareholder of Cepheid hereby appoints Andrew D. Miller and Joseph H. Smith and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock of Cepheid held of record by the undersigned on March 4, 2013, at the annual meeting of shareholders of Cepheid to be held on April 30, 2013 at 1:00 p.m. Pacific time at Cepheid’s principal executive offices, 904 Caribbean Drive, Sunnyvale, California 94089 and any adjournments or postponements thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

☒ Please mark votes as in this example

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS RELATING TO THE ANNUAL MEETING.

The Board of Directors recommends a vote “FOR” each of the nominees.

1. To elect three Class II directors of Cepheid to serve on the Board of Directors for a three-year term. The Board of Directors intends to present the following nominees for election as directors:
	For	Against	Abstain
Thomas L. Gutshall	☐	☐	☐

	For	Against	Abstain
Cristina H. Kepner	☐	☐	☐

	For	Against	Abstain
David H. Persing	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals two and three:

2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2013.	For	Against	Abstain
	☐	☐	☐

3. To approve a non-binding advisory resolution on Cepheid’s executive compensation.	For	Against	Abstain
	☐	☐	☐

Signature:	Date:	Signature:	Date:

Print Name:	Print Name: